Exhibit 10.2

LOAN AND SECURITY AGREEMENT

AEROPOSTALE, INC.
the Borrower,
the Guarantors referenced herein,
AERO INVESTORS LLC,
as Agent,

and
the Lenders referenced herein

May 23, 2014

i

3-12.	Perfection of Collateral.	39
3-13.	Insurance.	39
3-14.	No Suspension Event.	39
3-15.	No Adverse Change.	40
3-16.	Execution and Delivery of Agreement.	40
3-17.	Series B Convertible Preferred Stock.	40
3-18.	Patriot Act.	40
3-19.	Designated Interest.	40

Article 4 - General Representations, Covenants and Warranties:		40

4-1.	Payment and Performance of Liabilities.	40
4-2.	Due Organization ‑ Corporate Authorization ‑ No Conflicts.	40
4-3.	Trade Names.	41
4-4.	Intellectual Property.	42
4-5.	Locations.	42
4-6.	Title to Assets.	43
4-7.	Indebtedness.	45
4-8.	Insurance Policies.	46
4-9.	Licenses.	47
4-10.	Leases.	47
4-11.	Requirements of Law.	47
4-12.	Maintain Properties.	47
4-13.	Pay Taxes.	48
4-14.	No Margin Stock.	49
4-15.	ERISA.	49
4-16.	Hazardous Materials.	49
4-17.	Litigation.	50
4-18.	Investments.	50
4-19.	Loans.	51
4-20.	Protection of Assets.	51
4-21.	Line of Business.	51
4-22.	Affiliate Transactions.	52
4-23.	Additional Assurances.	52
4-24.	Adequacy of Disclosure; No Suspension Event; No Material Adverse Effect.	53
4-25.	Investments.	53
4-26.	Prepayments of Indebtedness.	53
4-27.	Other Covenants.	54
4-28.	Labor Matters.	54
4-29.	Restricted Payments.	54
4-30.	Solvency.	55
4-31.	Material Contracts.	55
4-32.	Customer Relations.	56
4-33.	Consents.	56
4-34.	Amendment of Material Documents.	56
4-35.	Intentionally Omitted.	56
4-36.	Compliance with Leases.	56

4-37.	Term Loan Account.	56
4-38.	Post-Closing Obligations.	56

Article 5 - Financial Reporting and Performance Covenants:		57

5-1.	Maintain Records.	57
5-2.	Access to Records.	57
5-3.	Prompt Notice to Agent.	58
5-4.	Intentionally Omitted.	59
5-5.	Borrowing Base Certificates.	59
5-6.	Monthly Reports.	59
5-7.	Quarterly Reports.	60
5-8.	Annual Reports.	60
5-9.	Fiscal Year.	61
5-10.	Inventories, Appraisals, and Audits.	61
5-11.	Additional Financial Information.	62
5-12.	Minimum Liquidity.	63

Article 6 - Use and Collection of Collateral:		64

6-1.	Use of Inventory Collateral.	64
6-2.	Adjustments and Allowances.	64
6-3.	Validity of Accounts.	64
6-4.	Notification to Account Debtors.	65

Article 7 - [Intentionally Omitted].		65

Article 8 - Grant of Security Interest:		65

8-1.	Grant of Security Interest.	65
8-2.	Extent and Duration of Security Interest.	66
8-3.	Use of Assets.	66
8-4.	Real Estate Collateral.	67

Article 9 - Agent As Borrower’s Attorney-In-Fact:		67

9-1.	Appointment as Attorney‑In‑Fact.	67
9-2.	No Obligation to Act.	68

Article 10 - Events of Default:		68

10-1.	Failure to Pay Term Loans.	68
10-2.	Failure To Make Other Payments.	68
10-3.	Failure to Perform Covenant or Liability (No Grace Period).	68
10-4.	Failure to Perform Covenant or Liability (Limited Grace Period).	69
10-5.	Intercreditor Agreement.	69
10-6.	Failure to Perform Covenant or Liability (Grace Period).	69
10-7.	Misrepresentation.	69

10-8.	Default of Other Debt.	70
10-9.	Default of Leases.	70
10-10.	Uninsured Casualty Loss.	70
10-11.	Judgment.	70
10-12.	Business Failure.	70
10-13.	Bankruptcy.	70
10-14.	Indictment ‑ Forfeiture.	71
10-15.	Default by Guarantor or Subsidiary.	71
10-16.	Termination of Guaranty.	71
10-17.	Challenge to Loan Documents.	71
10-18.	ERISA.	71
10-19.	Material Contracts.	72
10-20.	Change in Control.	72
10-21.	Sourcing Agreement.	72

Article 11 - Rights and Remedies Upon Default:		72

11-1.	Rights of Enforcement.	72
11-2.	Sale of Collateral.	73
11-3.	Occupation of Business Location.	74
11-4.	Grant of Nonexclusive License.	74
11-5.	Assembly of Collateral.	74
11-6.	Rights and Remedies.	74
11-7.	Warehouse Bailment Agreement.	75

Article 12 - Notices:		75

12-1.	Notice Addresses.	75
12-2.	Notice Given.	76

Article 13 - Survival; Release of Collateral:		77

Article 14 - General:		78

14-1.	Protection of Collateral.	78
14-2.	Successors and Assigns.	78
14-3.	Severability.	78
14-4.	Amendments.	78
14-5.	Power of Attorney.	79
14-6.	Application of Proceeds.	79
14-7.	Costs and Expenses of Agent and Lenders.	79
14-8.	Copies and Facsimiles.	80
14-9.	New York Law.	80
14-10.	Consent to Jurisdiction.	80
14-11.	Indemnification.	81
14-12.	Rules of Construction.	82
14-13.	Intent.	83

14-14.	Right of Set‑Off.	84
14-15.	Maximum Interest Rate.	84
14-16.	Waivers.	84
14-17.	Confidentiality.	85
14-18.	Press Releases.	86
14-19.	No Advisory or Fiduciary Responsibility.	86
14-20.	Intentionally Omitted.	86
14-21.	USA PATRIOT Act Notice.	87
14-22.	Foreign Asset Control Regulations.	87
14-23.	Obligations of Lenders Several.	87
14-24.	Intercreditor Agreement.	87

EXHIBITS

1	: Certificate of Designation of Series B Convertible Preferred Stock
2-8A	: Tranche A Term Loan Note
2-8B	: Tranche B Term Loan Note
2-23A	: Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
2-23B	: Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)
2-24	: Discounted Voluntary Prepayments
2-25	: Allocation of Issue Price
4-2	: Related Entities
4-3	: Trade Names
4-4	: Intellectual Property
4-5	: Locations, Leases, and Landlords
4-6	: Encumbrances
4-7	: Indebtedness
4-8	: Insurance Policies
4-10	: Capital Leases
4-13	: Taxes
4-17	: Litigation
4-22	: Permitted Management Fees and Other Affiliated Transactions
4-23	: Excluded Assets
4-28	: Labor Matters
4-31	: Material Contracts
6-3	: Bonds and Deposits

v

LOAN AND SECURITY AGREEMENT
May 23, 2014
THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is made between Aero Investors LLC, a Delaware limited liability company (in such capacity, the “Agent”), with offices c/o Sycamore Partners at 9 West 57th Street, 31st Floor, New York, New York 10019, as agent for the ratable benefit of the “Lenders” who are, at present, those financial institutions identified on the signature pages of this Agreement or who otherwise become “Lenders” pursuant to the terms of this Agreement from time to time, the Lenders party hereto, and Aeropostale, Inc. (hereinafter, the “Borrower”), a Delaware corporation with its principal executive offices at 112 West 34th Street, New York, New York 10120.
The parties hereto agree as follows:
Article 1 - Definitions:
As herein used, the following terms have the following meanings or are defined in the section of this Agreement so indicated:
“ABL Agent”:  Bank of America, N.A.
“ABL Credit Agreement”:  That certain Third Amended and Restated Loan and Security Agreement, dated as of September 22, 2011, among ABL Agent, the Borrower, the Guarantors and the financial institutions party thereto as lenders (as amended by that certain Joinder and First Amendment thereto dated as of February 21, 2014 and that certain Second Amendment thereto dated as of the Effective Date), as the same may be further modified, restated or otherwise amended from time to time in accordance with the terms of the Intercreditor Agreement.
“ABL Facility” shall mean the asset-based revolving credit facility under the ABL Credit Agreement.
“ABL Loan Documents”:  Has the meaning given to the term “Loan Documents” in the ABL Credit Agreement, as the same may be modified, restated or otherwise amended from time to time in accordance with the terms of the Intercreditor Agreement.
“ABL Priority Collateral”:  Has the meaning set forth in the Intercreditor Agreement as in effect as of the date hereof.
“Acceptable Discount”:  Has the meaning set forth in subsection (c) of EXHIBIT 2-24.
“Acceptance Date”:  Has the meaning set forth in subsection (b) of EXHIBIT 2-24.
“Accounts” and “Accounts Receivable”:  include, without limitation, “accounts” as defined in the UCC, and also all:  accounts, accounts receivable, credit card receivables, notes, drafts, acceptances, and other forms of obligations and receivables and rights to payment for credit extended and for goods sold or leased, or services rendered, whether or not yet earned by performance; all “contract rights” as formerly defined in the UCC; all Inventory which gave rise thereto, and all rights associated with such Inventory, including the right of stoppage in transit; and all reclaimed, returned, rejected or repossessed Inventory (if any) the sale of which gave rise to any Account.

“Account Debtor”:  Has the meaning given that term in the UCC and includes all credit card processors of the Loan Parties.
 “Aeropostale Canada”:  Aeropostale Canada, Inc., an Ontario Canada corporation with a United States address of 112 West 34th Street., New York, New York 10120, a wholly owned Subsidiary of the Borrower.
“Affiliate”:  With respect to any two Persons, a relationship in which (a) one holds, directly or indirectly, not less than twenty-five percent (25%) of the capital stock, beneficial interests, partnership interests, or other equity interests of the other; or (b) one has, directly or indirectly, the right, under ordinary circumstances, to vote for the election of a majority of the directors (or other body or Person who has those powers customarily vested in a board of directors of a corporation); or (c) not less than twenty-five percent (25%) of their respective ownership is directly or indirectly held by the same third Person.
 “AGC”:  Aero GC Management LLC, a Virginia Limited Liability Company with an address of 112 West 34th Street., New York, New York 10120, a wholly owned Subsidiary of the Borrower.
“Agency Agreement”:  That certain Agency Agreement entered into among the Agent and Lenders dated as of the Effective Date, regarding the loan arrangement contemplated by this Agreement and the Loan Documents, as amended and in effect from time to time.
“Agent”:  Defined in the Preamble.
“Agent’s Rights and Remedies”:  Is defined in Section 11-6.
“Annual True Up Period”:  Is defined in the Sourcing Agreement.
“Applicable Discount”:  Has the meaning set forth in subsection (c) of EXHIBIT 2-24.
“Applicable Percentage”:  Applicable Percentage (Tranche A) and/or Applicable Percentage (Tranche B), as the context may require.
“Applicable Percentage (Tranche A)”:  (a) On or prior to the Effective Date, as provided in the definition of “Commitment”, below and (b) after the Effective Date, at any time, a Lender’s Applicable Percentage (Tranche A) shall be the percentage of the then outstanding Tranche A Term Loans of all Lenders represented by the principal amount of such Lender’s Tranche A Term Loans outstanding at such time.
“Applicable Percentage (Tranche B)”:  (a) On or prior to the Effective Date, as provided in the definition of “Commitment”, below and (b) after the Effective Date, at any time, a Lender’s Applicable Percentage (Tranche B) shall be the percentage of the then outstanding Tranche B Term Loans of all Lenders represented by the principal amount of such Lender’s Tranche B Term Loans outstanding at such time.

“Approved Fund”:  Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Availability (Revolving Credit)”:  As defined in the ABL Credit Agreement as in effect as of the date hereof.
“AWI”:  Aeropostale West, Inc., a Delaware corporation with an address of 125 Chubb Avenue, Lyndhurst, New Jersey 07071, a wholly owned Subsidiary of the Borrower.
“Bankruptcy Code”:  Title 11, U.S.C., as amended from time to time.
“Borrower”:  Is defined in the Preamble.
“Borrowing Base (FILO)”:  As defined in the ABL Credit Agreement as in effect as of the date hereof.
“Borrowing Base (Revolving Credit)”:  As defined in the ABL Credit Agreement as in effect as of the date hereof.
“Borrowing Base Certificate”:  As defined in the ABL Credit Agreement as in effect as of the date hereof.
“Business Day”:  Any day other than (a) a Saturday or Sunday; or (b) any day on which banks in Boston, Massachusetts or New York, New York, generally are not open to the general public for the purpose of conducting commercial banking business.
“Business Plan”:  The Borrower’s then current business plan and any revision, amendment, or update of such business plan to which the Agent has provided its written sign-off.
“Capital Expenditures”:  The expenditure of funds or the incurrence of liabilities which are capitalized in accordance with GAAP, provided that for purposes of this Agreement, capital expenditures funded by the proceeds from the incurrence of Indebtedness permitted hereunder, by the proceeds received from the sale of assets permitted pursuant to  Section 4-12(d) hereof, by casualty insurance proceeds or condemnation proceeds shall, to the extent of such proceeds, not be deemed Capital Expenditures.
“Capital Lease”:  Any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Lease Obligations”:  With respect to any Person for any period, any obligations associated with Capital Leases.
“Cash Dominion Event”:  As defined in the ABL Credit Agreement as in effect as of the date hereof.
“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition by such Person, (ii) time deposits and certificates of deposit of any commercial bank incorporated in the United States of recognized standing having capital and surplus in excess of $100,000,000.00 with maturities of not more than twelve (12) months from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clause (i) above,  provided  that there shall be no restriction on the maturities of such underlying securities pursuant to this clause (iii) entered into with a bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by the parent corporation of any commercial bank (provided  that the parent corporation and the bank are both incorporated in the United States) of recognized standing having capital and surplus in excess of $500,000,000.00 and commercial paper issued by any Person incorporated in the United States rated at least A‑1 or the equivalent thereof by Standard & Poor’s Ratings Group or at least P‑1 or the equivalent thereof by Moody’s Investors Service, Inc.  and in each case maturing not more than twelve (12) months after the date of acquisition by such Person, and (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above.
“Certificate of Designation”:  That certain Certificate of Designation of Preferences of Series B Convertible Preferred Stock of Aeropostale, Inc., dated as of the Effective Date, as amended or modified from time to time in accordance with its terms and the terms hereof, in the form of EXHIBIT 1 attached hereto.
“Change in Control”:  The occurrence of any of the following:
(a)            The acquisition, by any group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) or by any Person, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of 30% or more of the issued and outstanding capital stock of the Borrower (on a fully diluted basis) having the right, under ordinary circumstances, to vote for the election of directors of the Borrower.
(b)            The Continuing Directors cease to constitute a majority of the members of the board of directors of the Borrower.
(c)            If the Borrower fails at any time to own, directly or indirectly, 100% of the equity interests of any Subsidiary free and clear of all Encumbrances (other than the Encumbrances in favor of the Agent and the ABL Agent), except where such failure is as a result of a transaction permitted by the Loan Documents or the ABL Loan Documents.

“Chattel Paper”:  Has the meaning given that term in the UCC.
“Code”:  Except as provided in the definition of “FATCA”, the Internal Revenue Code of 1986, as amended from time to time.
“Collateral”:  Is defined in Section 8-1.
“Commercial Tort Claim”:  Has the meaning given that term in the UCC.
“Commitment”:  As of the Effective Date, as follows:
LENDER	DOLLAR COMMITMENT (TRANCHE A)	APPLICABLE PERCENTAGE (TRANCHE A)	DOLLAR COMMITMENT (TRANCHE B)	APPLICABLE PERCENTAGE (TRANCHE B)
Aero Investors LLC	$100,000,000.00	100.00%	$0.00	0.00%
TSAM Holdings, Limited	$0.00	0.00%	$50,000,000.00	100.00%
Total	$100,000,000.00	100.00%	$50,000,000.00	100.00%

“Commitments (Revolving Credit)”:  Has the meaning ascribed to the defined term “Commitment” in the ABL Credit Agreement as in effect as of the date hereof.
“Commodity Exchange Act”:  The Commodity Exchange Act (7 U.S.C.  § 1 et seq.).
“Consolidated”:  With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with GAAP.
“Consolidated EBITDA”:  As defined in the ABL Credit Agreement as in effect as of the date hereof.
“Consolidated Fixed Charge Coverage Ratio”:  As defined in the ABL Credit Agreement as in effect on the date hereof.
 “Continuing Directors”:  The directors of the Borrower as of Effective Date and each other director if such director’s election or nomination for the election to the board of directors of the Borrower is approved by a majority of the then Continuing Directors.
“Copyrights”:  Collectively, with respect to each Loan Party, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Loan Party, in each case, whether now owned or hereafter created or acquired by or assigned to such Loan Party, including, without limitation, the registrations and applications listed in EXHIBIT 4-4 annexed hereto, together with any and all (i) rights and privileges arising under applicable Requirements of Law with respect to such Loan Party’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Costs of Collection”:  Includes, without limitation all reasonable out-of-pocket expenses incurred by the Agent, Lenders and each of their respective Affiliates, in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable and documented out-of-pocket fees, charges and disbursements of (A) one counsel to the Agent and the Lenders taken as a whole, and, if necessary, one local counsel in each relevant jurisdiction and special counsel for each relevant specialty and, in the event of any actual or potential conflict of interest where such Agent or Lender affected by such conflict informs the Borrower of such conflict, one additional counsel in each relevant jurisdiction for each Lender or group of Lenders or Agent subject to such conflict, (B) appraisers, (C) commercial finance examiners, and (D) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Liabilities, (ii) in connection with (A) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (B) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral or in connection with any proceeding under the Bankruptcy Code, including, without limitation, in each case under this clause (B), outside consultants for the Agent and Lenders, or (C) any workout, restructuring or negotiations in respect of any Liabilities.
“Credit Party” or “Credit Parties”:  Means (a) individually, (i) each Lender and its Affiliates, (ii) the Agent, (iii) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (iv) any other Person to whom Liabilities under this Agreement and other Loan Documents are owing, and (v) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.
“DDA”:  Any checking or other demand daily depository account maintained by a Loan Party.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Interest Event”:  The occurrence of any of the following:
(a)            The acceleration of the time for payment of the Liabilities upon the occurrence of an Event of Default.
(b)            The occurrence of any Event of Default under Sections 10-1, 10-2, 10-5, 10-12, or 10-13 hereof.
(c)            The failure of the Borrower to comply with the provisions of Section 4-29, or Sections 5-6, 5-7 or 5-8 (which failures continue for fifteen (15) Business Days) or 8-4.
“Defaulting Lender”:  Has the meaning given that term in the Agency Agreement.

“Deposit Account”:  Has the meaning given that term in the UCC.
“Designated Interest”:  The aggregate sum of $10,000,000.00, representing the portion of the interest of Tranche A Term Loan that would otherwise have accrued and   become payable with respect to the Tranche A Term Loan during the first year of this Agreement but which will instead be prepaid on the Effective Date.
“Deteriorating Lender”:  Has the meaning given that term in the Agency Agreement.
“Discount Range”:  Has the meaning set forth in subsection (b) of EXHIBIT 2-24.
“Discounted Prepayment Option Notice”:  Has the meaning set forth in subsection (b) of EXHIBIT 2-24.
“Discounted Voluntary Prepayment”:  Has the meaning set forth in subsection (a) of EXHIBIT 2-24.
“Discounted Voluntary Prepayment Notice”:  Has the meaning set forth in subsection (e) of EXHIBIT 2-24.
“Documents”:  Has the meaning given that term in the UCC.
“Dollar Commitment”:  Dollar Commitment (Tranche A) and/or Dollar Commitment (Tranche B), as the context may require.
“Dollar Commitment (Tranche A)”:  As provided in the Definition of “Commitment”, above.
“Dollar Commitment (Tranche B)”:  As provided in the Definition of “Commitment”, above.
“Effective Date”:  The date upon which the conditions precedent set forth in Article 3 hereof have been satisfied or waived and this Agreement has become effective.
“Eligible Trade Names”:  As defined in the ABL Credit Agreement as in effect as of the date hereof.
“Employee Benefit Plan”:  As defined in Section 3(2) of ERISA.
“Encumbrance”:  Each of the following:
(a)            Any security interest, mortgage, pledge, hypothecation, lien, attachment, or charge of any kind (including any agreement to give any of the foregoing); the interest of a lessor under a Capital Lease; conditional sale or other title retention agreement; sale (to the extent of recourse) of accounts receivable or chattel paper; or other arrangement pursuant to which any Person is entitled to any preference or priority with respect to the property or assets of another Person or the income or profits of such other Person or which constitutes an interest in property to secure an obligation; each of the foregoing whether consensual or non‑consensual and whether arising by way of agreement, operation of law, legal process or otherwise.

(b)            The filing of any financing statement under the UCC or comparable law of any jurisdiction.
“End Date”:  The date upon which all Liabilities (other than indemnities, not then due and payable, which survive repayment of the Term Loans) have been paid in full.
“Environmental Laws”:  All of the following:
(a)            Any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements which regulate or relate to, or impose any standard of conduct or liability on account of or in respect to environmental protection matters, including, without limitation, Hazardous Materials, as are now or hereafter in effect.
(b)            The common law relating to damage to Persons or property from Hazardous Materials.
“Equipment”:  Includes, without limitation, “equipment” as defined in the UCC, and also all motor vehicles, rolling stock, machinery, office equipment, plant equipment, tools, dies, molds, store fixtures, furniture, and other goods, property, and assets which are used and/or were purchased for use in the operation or furtherance of the Borrower’s business, and any and all accessions or additions thereto, and substitutions therefor.
“ERISA”:  The Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate”:  Any Person which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended.
“Events of Default”:  Is defined in Article 10.
“Excluded Assets”:  (a) all leasehold real property including Leases, (b) all parcels of Real Estate with a fair market value of less than $2,000,000.00, (c) interests in partnerships, joint ventures and non-wholly-owned subsidiaries which cannot be pledged without the consent of one or more third parties, but only to the extent no such consent has been obtained, (d) the capital stock of Immaterial Subsidiaries, captive insurance subsidiaries, not-for-profit subsidiaries, special purpose entities used for permitted securitization facilities, (e) margin stock, (f) security interests in the stock of any Foreign Subsidiary of the Borrower and the assets of any Foreign Subsidiary of the Borrower, in each case to the extent the same would result in adverse tax consequences as reasonably determined by the Borrower; provided that no more than 35% of the voting stock of any Foreign Subsidiary or any Foreign Subsidiary Holding Company owned directly by a Loan Party or any Foreign Subsidiary Holding Company shall be an Excluded Asset and none of the non-voting stock of any Foreign Subsidiary or Foreign Subsidiary Holding Company owned directly by a Loan Party or Foreign Subsidiary Holding Company shall be an Excluded Asset, (g) any property and assets the pledge of which would require governmental consent, approval, license or authorization, but only to the extent that such consent, approval, license or authorization has not been obtained, (h) any “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, and (i) leases or licenses and rights thereunder to the extent of enforceable anti-assignment provisions contained therein which have not been waived (in each case after giving effect to the applicable anti-assignment provisions of the UCC or any other applicable law); provided, that, (i) Excluded Assets shall not include, any proceeds of any of the foregoing (unless such proceeds would otherwise constitute Excluded Assets), and (ii)  any item of the foregoing that at any time ceases to satisfy the criteria for Excluded Assets (whether as a result of the applicable Loan Party obtaining any necessary consent, any change in any rule of law, statute or regulation, or otherwise), shall no longer be an Excluded Asset; provided, further, that no asset shall constitute an “Excluded Asset” if the same constitutes collateral under the ABL Loan Documents.

“Excluded Taxes”:  With respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and branch profits taxes, in each case, by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) in the case of a Lender, U.S.  federal withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party hereto or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2-23, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2-23(d) and (d) any U.S.  federal withholding tax imposed under FATCA.
“Executive Order”:  Is defined in Section 14-22.
“FATCA”:  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements with respect thereto.
“Fee Letter”: means that certain letter, dated as of the Effective Date, by the Agent and acknowledged by the Borrower with respect to certain fees payable to the Lenders in connection with the Agreement.
“Fidelity Accounts”: means, collectively, (i) account number 00702982489 in the name of AWI and maintained at Fidelity Investments Institutional Operations Company, Inc., and (ii) account number 00702978677 in the name of the Borrower and maintained at Fidelity Investments Institutional Operations Company, Inc., in each case together with any successor account therefor.  “Fidelity Account” shall mean any one of the foregoing.
“Fixtures”:  Has the meaning given that term in the UCC.

“Foreign Assets Control Regulations”:  Has the meaning set forth in Section 14-22.
“Foreign Lender”:  Any Lender that is not a “United States person” within the meaning of Section 7701(a)(30).
“Foreign Subsidiary”:  Any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“Foreign Subsidiary Holding Company”:  Any Subsidiary that (w) has no material assets other than capital stock of one or more Foreign Subsidiaries and (x) has no material liabilities.
“GAAP”:  Principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made, provided, however, in the event of a Material Accounting Change, then unless otherwise specifically agreed to by the Agent, the Borrower shall include, with its monthly, quarterly, and annual financial statements a schedule, certified by the Borrower’s chief financial officer, on which the effect of such Material Accounting Change to the statement with which provided shall be described.  Notwithstanding the foregoing, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a Capital Lease Obligation under GAAP as in effect on the Effective Date, shall not be treated as a Capital Lease Obligation solely as a result of the adoption of changes in GAAP outlined by the Financial Accounting Standards Board in its press release dated March 19, 2009.
“General Intangibles”:  Includes, without limitation, “general intangibles” as defined in the UCC; and also all:  rights to payment for credit extended; deposits; amounts due to a Loan Party; credit memoranda in favor of a Loan Party; warranty claims; tax refunds and abatements; insurance refunds and premium rebates; all means and vehicles of investment or hedging, including, without limitation, options, warrants, and futures contracts; records; customer lists; telephone numbers; goodwill; causes of action; judgments; payments under any settlement or other agreement; literary rights; rights to performance; royalties; license and/or franchise fees; rights of admission; licenses; franchises; license agreements, including all rights of a Loan Party to enforce same; permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; patents, patent applications, patents pending, and other intellectual property; internet addresses and domain names; developmental ideas and concepts; proprietary processes; blueprints, drawings, designs, diagrams, plans, reports, and charts; catalogs; manuals; technical data; computer software programs (including the source and object codes therefor), computer records, computer software, rights of access to computer record service bureaus, service bureau computer contracts, and computer data; tapes, disks, semi‑conductors chips and printouts; trade secrets rights, copyrights, mask work rights and interests, and derivative works and interests; user, technical reference, and other manuals and materials; trade names, trademarks, service marks, and all goodwill relating thereto; applications for registration of the foregoing; and all other general intangible property of the Loan Parties in the nature of intellectual property; proposals; cost estimates, and reproductions on paper, or otherwise, of any and all concepts or ideas, and any matter related to, or connected with, the design, development, manufacture, sale, marketing, leasing, or use of any or all property produced, sold or leased, by a Loan Party or credit extended or services performed, by a Loan Party, whether intended for an individual customer or the general business of a Loan Party, or used or useful in connection with research by a Loan Party.

“Goods”:  Has the meaning given that term in the UCC.
“Goodwill”:  Collectively, with respect to each Loan Party, the goodwill connected with such Loan Party’s business including, without limitation, (i) all goodwill connected with the use of and symbolized by any other Intellectual Property in which such Loan Party has any interest, (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any Person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to such goodwill and (iii) all product lines of such Loan Party’s business.
“Guarantor” and “Guarantors”:  means individually and collectively AWI, Jimmy’Z, AGC, Aeropostale Procurement Company, Inc., Aeropostale Licensing, Inc., P.S.  from Aeropostale, Inc.,  GoJane LLC, and any other Subsidiary (except any Foreign Subsidiary or Foreign Subsidiary Holding Company) of the Borrower which executes and delivers a Guarantor Agreement pursuant to the terms of this Agreement from time to time.  Notwithstanding the foregoing or any provision of any Loan Document to the contrary, each Subsidiary of the Borrower that is a Guarantor under the ABL Credit Agreement shall be a Guarantor hereunder.
“Guarantor Agreement”:  Each instrument and document executed by a Guarantor of the Liabilities to evidence or secure the Guarantor’s guaranty thereof.
“Hazardous Materials”:  Any (a) hazardous materials, hazardous waste, hazardous or toxic substances, petroleum products, which (as to any of the foregoing) are defined or regulated as a hazardous material in or under any Environmental Law and (b) oil in any physical state.
“Immaterial Subsidiary”:  At any time, any Subsidiary of the Borrower designated as such by the Borrower to Agent with not less than three (3) days advance written notice, (i) which Subsidiary, as of the most recent period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5-7, did not contribute greater than five percent (5%) of Consolidated EBITDA for such period or (ii) which Subsidiary, as of the end of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 5-7, did not contribute greater than five percent (5%) of Total Assets as of such date; provided that, if at any time the aggregate amount of Consolidated EBITDA or Total Assets of all Immaterial Subsidiaries exceeds five percent (5%) of Consolidated EBITDA for any such period or five percent (5%) of Total Assets as of the end of any such fiscal quarter, the Borrower (or, in the event the Borrower has failed to do so within ten (10) days of delivery of such financial statements, the Agent) shall designate sufficient Immaterial Subsidiaries as no longer being “Immaterial Subsidiaries” to eliminate such excess.
“Indebtedness”:  All indebtedness and obligations of or assumed by any Person on account of or in respect to any of the following:

(a)            In respect of money borrowed (including any indebtedness which is non‑recourse to the credit of such Person but which is secured by an Encumbrance on any asset of such Person) whether or not evidenced by a promissory note, bond, debenture or other written obligation to pay money.
(b)           In connection with any letter of credit or acceptance transaction (including, without limitation, the face amount of all letters of credit and acceptances issued for the account of such Person or reimbursement on account of which such Person would be obligated).
(c)            In connection with the sale or discount of accounts receivable or chattel paper of such Person other than the sale of retail Accounts to credit card processors.
(d)            On account of deposits or advances.
(e)            As lessee under Capital Leases.
(f)            On account of net obligations under any swap or hedging contract.
(g)            With respect to obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person, or any warrant, right or option to acquire such equity interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends.
“Indebtedness”:  also includes:
(x)            Indebtedness of others secured by an Encumbrance on any asset of such Person, whether or not such Indebtedness is assumed by such Person.
(y)            Any guaranty, endorsement, suretyship or other undertaking pursuant to which that Person may be liable on account of any Indebtedness of any third party, other than endorsements of negotiable instruments for collection in the ordinary course of business.
(z)            The Indebtedness of a partnership or joint venture in which such Person is a general partner or joint venturer to the extent that the holder of such Indebtedness has recourse to such Person.
“Indemnified Claim”:  Is defined in Section 14-11.
“Indemnified Person”:  Is defined in Section 14-11.
“Indemnified Taxes”:  means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Information”:  Is defined in Section 14-17.

“Instruments”:  Has the meaning given that term in the UCC.
“Intellectual Property”:  Collectively, with respect to each Loan Party, all intellectual property rights in, to and under all Copyrights, Patents, Trademarks, Licenses and Goodwill.
“Intercreditor Agreement”:  That certain Intercreditor Agreement, dated as of the Effective Date, among the Agent, the ABL Agent, the Borrower and the Guarantors, as the same may be modified or amended from time to time in accordance with the terms thereof.
“Interest Payment Date”:  With respect to the Tranche A Term Loans only, the last day of each calendar quarter (or if such day is not a Business Day, the immediately preceding Business Day).
“Inventory”:  Includes, without limitation, “inventory” as defined in the UCC and also all:  packaging, advertising, and shipping materials related to any of the foregoing, and all names or marks affixed or to be affixed thereto for identifying or selling the same; Goods held for sale or lease or furnished or to be furnished under a contract or contracts of sale or service by the Borrower, or used or consumed or to be used or consumed in the Borrower’s business; Goods of said description in transit:  returned, repossessed and rejected Goods of said description; and all documents (whether or not negotiable) which represent any of the foregoing.
“Investment”:  Any direct or indirect acquisition or investment by such Loan Party, whether by means of (a) the purchase or other acquisition of equity interests of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any acquisition of the assets or equity interests of any Person.
“Investment Property”:  Has the meaning given that term in the UCC.
“Investor Rights Agreement”:  That certain Investor Rights Agreement, dated as of the Effective Date, by and between the Agent, as “Investor”, and the Borrower, as “Company”, as amended or modified from time to time in accordance with its terms and the terms hereof.
“Jimmy’Z”:  Jimmy’Z Surf Co., LLC, a Delaware limited liability company with an address of 112 West 34th Street, New York, New York 10120, a wholly owned Subsidiary of the Borrower.
“Lease”:  Any lease or other agreement, no matter how styled or structured, pursuant to which the Borrower is entitled to the use or occupancy of any space.
“Lender Participation Notice”:  Has the meaning set forth in subsection (c) of EXHIBIT 2-24.
“Lenders”:  At any time, a Tranche A Term Lender or Tranche B Term Lender.
“Letter of Credit Rights”:  Has the meaning given that term in the UCC and also shall refer to any right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or at the time is entitled to demand payment or performance.
“Liabilities” (in the singular, “Liability”):  Includes, without limitation, all and each of the following, whether now existing or hereafter arising:

(a)            Any and all direct and indirect liabilities, debts, and obligations of the Borrower to the Agent or any Lender, each of every kind, nature, and description under the Loan Documents.
(b)            Each obligation to repay any loan, advance, indebtedness, note, obligation, overdraft, or amount now or hereafter owing by the Borrower to the Agent or any Lender under the Loan Documents (including all future advances whether or not made pursuant to a commitment by the Agent or any Lender), whether or not any of such are liquidated, unliquidated, primary, secondary, secured, unsecured, direct, indirect, absolute, contingent, or of any other type, nature, or description, or by reason of any cause of action which the Agent or any Lender may hold against the Borrower under the Loan Documents.
(c)            All notes and other obligations of the Borrower now or hereafter assigned to or held by the Agent or any Lender with respect to the Loan Documents, each of every kind, nature, and description.
(d)            All interest, fees, and charges and other amounts which may be charged by the Agent or any Lender to the Borrower under the Loan Documents and/or which may be due from the Borrower to the Agent or any Lender under the Loan Documents from time to time.
(e)            All costs and expenses incurred or paid by the Agent or any Lender in respect of any of the Loan Documents (including, without limitation, Costs of Collection, reasonable attorneys’ fees, and all court and litigation costs and expenses).
(f)            Any and all covenants of the Borrower to or with the Agent or any Lender and any and all obligations of the Borrower to act or to refrain from acting in accordance with under Loan Documents.
(g)            Each of the foregoing as if each reference to the “Agent” and “Lender” therein were to each of the Affiliates of such Persons.
(h)            Any and all direct or indirect liabilities, debts, and obligations of the Borrower to the Agent or any Lender or any Affiliate of the Agent or any Lender, each of every kind, nature, and description owing on account of any service or accommodation provided to, or for the account of the Borrower pursuant to this or any other Loan Document.
“Licenses”:  Collectively, with respect to each Loan Party, all license and distribution agreements with any other Person with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Loan Party is a licensor or licensee, distributor or distributee under any such license or distribution agreement, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright.

“Liquidity”: The sum of (a) Availability (Revolving Credit), minus (b) the dollar amount of any availability block or similar restriction pursuant to Section 5-12 of the ABL Credit Agreement as of the date of this Agreement (or comparable sections in subsequent ABL Credit Agreements) that is in excess of the lesser of 10% of the Borrowing Base (Revolving Credit) or the Commitments (Revolving Credit), plus (c) all unrestricted U.S. domestic cash and Cash Equivalents.
“Loan Account”:  Is defined in Section 2-7.
“Loan Documents”:  This Agreement, the Agency Agreement, the Intercreditor Agreement, the Related Real Estate Documents, the Fee Letter, each instrument and document executed and/or delivered as contemplated by Article 3, below, and each other instrument or document from time to time executed and/or delivered in connection with the arrangements contemplated hereby.
“Loan Party” or “Loan Parties”:  Individually and collectively the Borrower and each Guarantor.
“Material Accounting Change”:  Any change in GAAP applicable to accounting periods subsequent to the Borrower’s fiscal year most recently completed prior to the execution of this Agreement, which change has a material effect on the Borrower’s financial condition or operating results, as reflected on financial statements and reports prepared by or for the Borrower, when compared with such condition or results as if such change had not taken place.
“Material Adverse Effect”:  A material adverse effect upon (i) the Loan Parties business, assets, properties, liabilities (actual or contingent), operations, financial affairs, or condition (financial or otherwise) taken as a whole, or (ii) the Collateral, taken as a whole, or (iii) the ability of the Loan Parties to perform their respective obligations under this Agreement and the other Loan Documents, taken as a whole, or (iv) the validity, enforceability, perfection or priority of this Agreement or the other Loan Documents or of the rights and remedies of the Agent under any Loan Document, taken as a whole.  In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.
“Material Contract”:  With respect to any Person, each contract (including, but not limited to, the Sourcing Agreement) to which such Person is a party the termination of which contract could reasonably be expected to have a Material Adverse Effect.  For the avoidance of doubt, the Sourcing Agreement and the Series B Documents shall constitute “Material Contracts” solely for all purposes hereunder.
“Material Indebtedness”:  Indebtedness (other than the Liabilities) of the Loan Parties in an aggregate principal amount exceeding $10,000,000.00.  For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any swap contract at such time shall be calculated after taking into account the effect of any legally enforceable netting agreement relating to such swap contracts, (b) undrawn committed or available amounts shall be included, and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.  Notwithstanding anything to the contrary, the Indebtedness owing in respect of the ABL Credit Agreement shall constitute “Material Indebtedness” for all purposes hereunder.

“Maximum Rate”:  Is defined in Section 14-15.
“Measurement Period”:  As defined in the ABL Credit Agreement as in effect on the date hereof.
“MGF Sourcing”:  TSAM (Delaware) LLC, a Delaware limited liability company (d/b/a MGF Sourcing US, LLC).
“Mortgage”:  a mortgage, deed of trust or deed to secure debt in which a Loan Party grants a lien on its Real Estate to Agent, as security for its obligations hereunder and under the other Loan Documents.
“Net Cash Proceeds” means:
(a)            with respect to any sale or disposition by Borrower or any of its Subsidiaries of assets, the amount of cash proceeds received from time to time (whether as initial consideration or through the payment of deferred consideration but only as and when received) by or on behalf of Borrower or such Subsidiary, in connection therewith after deducting therefrom only (i) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness secured by any Lien permitted under this Agreement on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents, and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by such Borrower or such Subsidiary in connection with such sale or disposition, (iii) taxes paid or payable to any taxing authorities by Borrower or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Borrower or any of its Subsidiaries, and are properly attributable to such transaction, (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are paid to Agent as a prepayment of the Liabilities in accordance with this Agreement at such time when such amounts are no longer required to be set aside as such a reserve and (v) in the case of a sale, transfer or other disposition of any ABL Priority Collateral (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments or prepayments required to be made as a result of such event to repay Indebtedness under the ABL Loan Documents in accordance with the Intercreditor Agreement and the terms of the ABL Credit Agreement; and
(b)            with respect to the incurrence of any Indebtedness by Borrower or any of its Subsidiaries, the aggregate amount of cash received from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of Borrower or such Subsidiary in connection with such incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by Borrower or such Subsidiary in connection with such incurrence, (ii) taxes paid or payable to any taxing authorities by Borrower or such Subsidiary in connection with such incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Borrower or any of its Subsidiaries, and are properly attributable to such transaction.

“Note”:  Is defined in Section 2-8.
“Offered Loans”:  Has the meaning set forth in subsection (c) of EXHIBIT 2-24.
“Other Taxes”:  All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, excluding, however, any such amounts imposed as a result of an assignment by a Lender of its loan or Commitment.
“Participant”:  Is defined in Section 14-14, hereof.
“Patents”:  Collectively, with respect to each Loan Party, all patents issued or assigned to and all patent applications made by such Loan Party (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), including, without limitation, those patents and patent applications listed in  EXHIBIT 4-4 annexed hereto, together with any and all (i) rights and privileges arising under applicable Requirements of Law with respect to such Loan Party’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.
“Patriot Act”:  Is defined in Section 14-21.
“Payment Intangibles”:  Has the meaning given that term in the UCC and shall also refer to any General Intangible under which the Account Debtor’s primary obligation is a monetary obligation.
“Permitted Acquisition”:  The investment in, the purchase of stock of, or the purchase of all or a substantial part of the assets or properties of, or controlling interests in, any Person (other than the Borrower), or the entering into of any transaction, series of transactions, merger (with the Borrower as the surviving entity), consolidation or exchange of securities with any Person (referred to herein as an “Acquisition”), in which each of the following conditions are satisfied:

(a)            The type of business of such Person is generally the same type of business (or is included in the types of business) in which the Borrower is engaged or a business reasonably related thereto;
(b)            Immediately after giving effect to the transaction, the Term Loan Payment Conditions have been satisfied;
(c)            Such Acquisition shall have been approved by the board of directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable law;
(d)            For any Acquisition in an amount greater than $10,000,000.00, the Borrower shall have furnished the Agent with thirty (30) days’ prior written notice of such intended Acquisition and shall have furnished the Agent with a current draft of the acquisition documents (and final copies thereof as and when executed), copies of any third party accounting, financial, and legal due diligence undertaken by the Loan Parties in connection with such Acquisition, appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by quarter (and, if available, by month) for the acquired Person, individually, and on a Consolidated basis with all Loan Parties), and such other information as the Agent may reasonably require, all of which shall be in form reasonably satisfactory to the Agent;
(e)            Intentionally omitted;
(f)            After giving effect to the Acquisition, if the Acquisition is an Acquisition of equity interests, a Loan Party shall acquire and own, directly or indirectly, a majority of the equity interests in the Person being acquired and shall control a majority of any voting interests or shall otherwise control the governance of the Person being acquired; and
(g)            All action required to be undertaken pursuant to Section 4-18(f) by any Subsidiary created in connection with such transaction (including, but not limited to, causing such Subsidiary to become a Guarantor hereunder) has been completed, or, simultaneously with the consummation of such Acquisition, will be completed, to the reasonable satisfaction of the Agent.
“Permitted Asset Disposition”:  Is defined in Section 4-12(d).
“Permitted Encumbrances”:  Those Encumbrances permitted as provided in Section 4-6(a) hereof.
“Person”:  Any natural person, and any corporation, limited liability company, trust, partnership, joint venture, or other enterprise or entity.
“PIK Interest”:  Is defined in Section 2-10 hereof.

“Proceeds”:  Includes, without limitation, “Proceeds” as defined in the UCC (defined below), and each type of property described in Section 8-1 hereof.
“Property”:  Any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
“Proposed Discounted Prepayment Amount”:  Has the meaning set forth in subsection (b) of EXHIBIT 2-24.
“Qualifying Lenders”:  Has the meaning set forth in subsection (d) of EXHIBIT 2-24.
“Qualifying Loans”:  Has the meaning set forth in subsection (d) of EXHIBIT 2-24.
“Real Estate”:  All fee interests in real estate and all buildings, structures, parking areas or other improvements located thereon and all rights appurtenant thereto.
“Rebate”:  Any annual rebate paid to Aeropostale Procurement Company, Inc. by MGF Sourcing pursuant to Section 2(d) of the Sourcing Agreement.
“Receipts”:  All cash, cash equivalents, checks, and credit card slips and receipts as arise out of the sale of the Collateral.
“Receivables Collateral”:  That portion of the Collateral which consists of the Loan Parties’ Accounts, Accounts Receivable, General Intangibles for the payment of money, Chattel Paper, Instruments, Investment Property, letters of credit for the benefit of a Loan Party, and bankers’ acceptances held by a Loan Party, and any rights to payment.
“Register”:  Is defined in Section 2-24(b)(iii).
“Registration Rights Agreement”:  That certain Registration Rights Agreement, dated as of the Effective Date, by and between the Agent, as “Investor”, and the Borrower, as “Company”, as amended or modified from time to time in accordance with its terms and the terms hereof.
“Related Entity”:
(a)            Any corporation, limited liability company, trust, partnership, joint venture, or other enterprise which:  is a parent, brother‑sister, Subsidiary, or Affiliate, of the Borrower; could have such enterprise’s tax returns or financial statements consolidated with the Borrower’s; could be a member of the same controlled group of corporations (within the meaning of Section 1563(a)(1), (2) and (3) of the Internal Revenue Code of 1986, as amended from time to time) of which the Borrower is a member; controls or is controlled by the Borrower or by any Affiliate of the Borrower.
(b)            Any Affiliate.
“Related Real Estate Documents”:  With respect to any Real Estate subject to a Mortgage, the following, in form and substance satisfactory to Agent and received by Agent for review at least 10 days prior to the effective date of the Mortgage:  (a) a mortgagee title policy (or binder therefor) covering Agent's interest under the Mortgage, by an insurer acceptable to Agent, which must be fully paid on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Agent may reasonably require with respect to other Persons having an interest in the Real Estate; (c) a current, as-built survey of the Real Estate, containing a metes-and-bounds property description and certified by a licensed surveyor acceptable to Agent; (d) a life-of-loan flood hazard determination and, if the Real Estate is located in a special flood hazard area, an acknowledged notice to Borrower and evidence of flood insurance by an insurer acceptable to Agent; (e) a current appraisal of the Real Estate, prepared by an appraiser acceptable to Agent, and in form and substance satisfactory to the Lenders; and (f) an environmental assessment, prepared by environmental engineers acceptable to Agent, and such other reports, certificates, studies or data as Agent may reasonably require, all in form and substance satisfactory to the Lenders.

“Required Consent”:  Has the meaning given that term in the Agency Agreement.
“Requirement of Law”:  As to any Person:
(a)            (i)  All statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, arbitrator’s decisions, and/or similar rulings, in each instance ((i) and (ii)) of or by any federal, state, municipal, and other governmental authority, or court, tribunal, governmental panel, or other governmental body which has jurisdiction over such Person, or any property of such Person.
(b)            That Person’s charter, certificate of incorporation, articles of organization, and/or other organizational documents, as applicable; and
(c)            That Person’s by‑laws and/or other instruments which deal with corporate or similar governance, as applicable;
provided however, for purposes of this Agreement (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith, and (ii) all rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have gone into effect and been adopted after the Effective Date.
“Responsible Officer”:  means the chief executive officer, chief operating officer, president, chief financial officer, general counsel, chief accounting officer, treasurer, controller, vice president of finance of a Loan Party or any of the other individuals designated in writing to the Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment”:  Any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other equity interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.  Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.
“Security Agreement” means that certain Security Agreement dated as of the date hereof by and among AWI, AGC, Jimmy’Z, Aeropostale Procurement Company, Inc., Aeropostale Licensing, Inc., P.S.  from Aeropostale, Inc., GoJane LLC and the Agent (as amended, restated, supplemented or otherwise modified).
“Series B Convertible Preferred Stock” means the Series B Convertible Preferred Stock, par value $0.01 per share, of the Borrower.
“Series B Documents” means, collectively, (i) the Stock Purchase Agreement, (ii) the Investor Rights Agreement, (iii) the Registration Rights Agreement, (iv) the Certificate of Designation, and (v) the other documents, instruments and agreements executed and delivered in connection therewith.
“Solvent” and “Solvency”:  With respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.  The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.
“Sourcing Agreement”:  That certain Sourcing Agreement, dated as of the Effective Date, by and between Aeropostale Procurement Company, Inc. and MGF Sourcing, as the same may be modified or amended from time to time in accordance with its terms.
“Start-Up Period”:  Is defined in the Sourcing Agreement.

 “Stock Purchase Agreement”:  That certain Stock Purchase Agreement, dated as of the Effective Date, by and between the Agent, as “Investor”, and the Borrower, as “Company”, as amended or modified from time to time in accordance with its terms and the terms hereof.
“Subordinated Indebtedness”:  Indebtedness the payment of principal and interest of which is expressly subordinated in right of payment to the Liabilities, in such form and on such terms (which may include the payment of current interest until the occurrence, and during the continuance, of a Suspension Event) as are reasonably acceptable to the Agent.
“Subsidiary”:  As to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which at least fifty percent (50%) or more of the ordinary voting power (or equivalent interests) for the election of a majority of the board of directors (or other equivalent governing body) of such entity is held or controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person; or which is otherwise controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person through the exercise of voting power or otherwise.
“Supporting Obligation”:  Has the meaning given that term in the UCC and shall also refer to a Letter of Credit Right or secondary obligation that supports the payment or performance of an Account, Chattel Paper, a Document, a General Intangible, an Instrument or Investment Property.
“Suspension Event”:  Any occurrence, circumstance, or state of facts which (a) is an Event of Default, which is continuing; or (b) would become an Event of Default if any requisite notice were given and/or any requisite period of time were to run and such occurrence, circumstance, or state of facts were not absolutely cured within any applicable grace period.
“Taxes”:  All present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Account”:  the deposit account into which proceeds of the Term Loans are funded on the Effective Date.
“Term Loan Facilities” means, at any time, the Tranche A Term Loan Facility and the Tranche B Term Loan Facility.
“Term Loan Liquidity Requirements”:  With respect to any acquisition or payment, (i) no Suspension Event or Event of Default then exists or would arise from the consummation of the specified transaction and the making of any payments with respect thereto, (ii) the Borrower has furnished the Agent with a pro forma balance sheet, income statement and cash flow statement (including, without limitation, a projection of Availability (Revolving Credit)) for the subsequent 12 month period, after giving effect to the consummation of the specified transaction and the making of any payments with respect thereto; and (iii) the Agent is reasonably satisfied that Availability (Revolving Credit), after giving effect to such specified transaction and the making of any payments with respect thereto, will be at least equal to 35% of the Borrowing Base (Revolving Credit) as of the date of such transaction and the making of such payments and for the 12 months following such specified transaction and the making of such payments; and (iv) the Agent is reasonably satisfied that, after giving effect to such specified transaction and the making of any payments with respect thereto, the Borrower will be solvent.

“Term Loan Payment Conditions”:  At the time of determination with respect to any specified transaction or payment, that:
(a)            no Suspension Event or Event of Default then exists or would arise as a result of entering into such transaction or the making of such payment,
(b)            after giving effect to such transaction or payment, Availability (Revolving Credit) is equal to or greater than fifteen percent (15%) of the lesser of (1) the Commitments  (Revolving Credit) and (2) the Borrowing Base (Revolving Credit),
(c)            the Consolidated Fixed Charge Coverage Ratio, on a pro-forma basis for the Measurement Period immediately prior to such transaction or payment, will be equal to or greater than 1.0:1.0 (or, solely with respect to Restricted Payments, 1.1:1.0),
(d)            for the six-month period immediately following such transaction or payment and after giving effect to such transaction or payment, Availability (Revolving Credit) shall be equal to or greater than fifteen percent (15%) of the lesser of (1) the Commitments  (Revolving Credit) and (2) the Borrowing Base (Revolving Credit), and
(e)            after giving effect to such transaction or payment, Liquidity is equal to or greater than 2.0x the requirement set forth in Section 5-12.
Prior to undertaking any transaction or payment which is subject to the Term Loan Payment Conditions, the Borrower shall deliver to the Agent a certificate of the Borrower evidencing satisfaction of the conditions contained in clauses (b), (c), (d) and (e) above on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Agent, and attesting to the accuracy of the condition contained in clause (a) above.
“Term Loans”:  Tranche A Term Loans and Tranche B Term Loans, individually or collectively, as the context may require.
“Term Priority Collateral”:  Has the meaning set forth in the Intercreditor Agreement.
“Total Assets”:  As of the date of any determination thereof, total assets of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.
“Trademarks”:  With respect to each Loan Party, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locations (URLs), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Loan Party and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), including, without limitation, the registrations and applications listed in  EXHIBIT 4-4 annexed hereto, together with any and all (i) rights and privileges arising under applicable Requirements of Law with respect to such Loan Party’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

“Trading With the Enemy Act”:  Is defined in Section 14-22.
“Tranche A Financial Default” means a failure to comply with Section 5-12 or a Default or Event of Default under Section 10-3 resulting therefrom.
“Tranche A Maturity Date”:  May 23, 2019; provided, however, that, if such date is not a Business Day, the Tranche A Maturity Date shall be the next preceding Business Day.
“Tranche A Term Lenders” means at any time, (a) on or prior to the Effective Date, any Lender that has a Dollar Commitment (Tranche A) at such time and (b) at any time after the Effective Date, any Lender that holds Tranche A Term Loans at such time.
“Tranche A Term Loan Facility” means, at any time, (a) on or prior to the Effective Date, the aggregate amount of the Dollar Commitment (Tranche A) at such time, and (b) thereafter, the aggregate principal amount of the Tranche A Term Loans of all Tranche A Term Lenders outstanding at such time.
“Tranche A Term Loans”:  Is defined in Section 2-1(a)(i) hereof.
“Tranche B Maturity Date”:  the earlier of (a) the Annual True Up Date immediately following the 10th anniversary of the expiration of the Start-Up Period and (b) the expiration or termination of the Sourcing Agreement for any reason whatsoever; provided, however, that, if such date is not a Business Day, the Tranche B Maturity Date shall be the next preceding Business Day.
“Tranche B Term Lenders” means at any time, (a) on or prior to the Effective Date, any Lender that has a Dollar Commitment (Tranche B) at such time and (b) at any time after the Effective Date, any Lender that holds Tranche B Term Loans at such time.
“Tranche B Term Loan Facility” means, at any time, (a) on or prior to the Effective Date, the aggregate amount of the Dollar Commitment (Tranche B) at such time, and (b) thereafter, the aggregate principal amount of the Tranche B Term Loans of all Tranche B Term Lenders outstanding at such time.
“Tranche B Term Loans”:  Is defined in Section 2-1(b)(i) hereof.
“Trust Deposit Accounts”:  Depository accounts established by the Loan Parties the proceeds of which are to be utilized solely for the payment of sales taxes, ad valorem taxes, withholding taxes and other similar Taxes, and other depository accounts established by the Loan Parties for which such Loan Party is a trustee or other fiduciary for any other Persons.

“UCC”:  The Uniform Commercial Code as presently in effect in New York, provided, however , that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9;  provided further  that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.
“U.S.  Tax Compliance Certificate”:  Is defined in Section 2-23(f)(ii)(B)(iii).
Article 2 - The Term Loan Facilities:
2-1.              Establishment of Term Loan Facilities.
    (a)                 Tranche A Term Loans.
(i)            Each Tranche A Term Lender, subject to, and in accordance with, this Agreement, agrees to severally make the tranche A term loans (the “Tranche A Term Loans”) to and for the account of the Borrower as provided herein, in each case equal to that Tranche A Term Lender’s Applicable Percentage (Tranche A) up to the maximum amount of such Tranche A Term Lender’s Dollar Commitment (Tranche A).  Each Tranche A Term Lender’s Dollar Commitment (Tranche A) shall terminate upon the issuance of the Tranche A Term Loans.  Once repaid, the Tranche A Term Loans may not be reborrowed.
(ii)           The proceeds of the Tranche A Term Loans shall be used solely for working capital and general corporate purposes of the Borrower and to pay transaction fees and expenses in connection herewith, all solely to the extent permitted by this Agreement.
(iii)         The Borrower recognizes that the Agent’s exercise of any discretion accorded to the Agent with respect to the Tranche A Term Loans and of its rights, remedies, powers, privileges, and discretions with respect to the Loan Parties may be subject to the terms and conditions of the Agency Agreement.
    (b)                Tranche B Term Loans.
(i)            Each Tranche B Term Lender, subject to, and in accordance with, this Agreement, agrees to severally make the tranche B term loans (the “Tranche B Term Loans”) to and for the account of the Borrower, as provided herein, in each case equal to that Tranche B Term Lender’s Applicable Percentage (Tranche B) up to the maximum amount of such Tranche B Term Lender’s Dollar Commitment (Tranche B).  Each Tranche B Term Lender’s Dollar Commitment (Tranche B) shall terminate upon the issuance of the Tranche B Term Loans.  Once repaid or rebated, the Tranche B Term Loans may not be reborrowed.

(ii)           The proceeds of the Tranche B Term Loans shall be used solely for working capital and general corporate purposes of the Borrower and to pay transaction fees and expenses in connection herewith, all solely to the extent permitted by this Agreement.
(iii)         The Borrower recognizes that the Agent’s exercise of any discretion accorded to the Agent with respect to the Tranche B Term Loans and of its rights, remedies, powers, privileges, and discretions with respect to the Loan Parties may be subject to the terms and conditions of the Agency Agreement.
2-2.               Intentionally Omitted.
2-3.               Intentionally Omitted.
2-4.               Intentionally Omitted.
2-5.               Intentionally Omitted.
2-6.               Making of Loans Under Term Loan Facilities.
    (a)                On the Effective Date, the Term Loans shall be made by wire transfer of the proceeds of such loans to the Term Loan Account or as otherwise instructed by the Borrower.
    (b)                The Term Loans shall be deemed to have been made (and the Borrower shall be indebted to the Lenders for their respective pro rata portions of the amount thereof immediately) at the Agent’s initiation of the transfer of the proceeds of such Term Loans in accordance with the Borrower’s instructions.
2-7.              The Loan Account.
(a)                An account (“Loan Account”) shall be opened on the books of the Agent with respect to the Term Loans.  A record may be kept in the Loan Account of all Term Loans made under or pursuant to this Agreement and of all payments or deemed payments thereon.
(b)                The Agent may also keep a record (either in the Loan Account or elsewhere, as the Agent may from time to time elect) of all interest, fees, service charges, costs, expenses, and other debits owed the Agent and each Lender on account of the Liabilities and of all credits against such amounts so owed.
(c)                All credits against the Liabilities shall be conditional upon final payment to the Agent for the account of each Lender of the items giving rise to such credits.  The amount of any item credited against the Liabilities which is charged back against the Agent or any Lender for any reason or is not so paid shall be a Liability and shall be added to the Loan Account, whether or not the item so charged back or not so paid is returned.
(d)                Except as otherwise provided herein, all fees, service charges, costs, and expenses for which the Borrower is obligated hereunder are payable on demand.

(e)                Intentionally omitted.
(f)                 Absent manifest error, any statement rendered by the Agent to the Borrower concerning the Liabilities shall be considered correct and accepted by the Borrower and shall be conclusively binding upon the Borrower unless the Borrower provides the Agent with written objection thereto within sixty (60) days from the receipt of such statement, which written objection shall indicate, with particularity, the reason for such objection.  The Loan Account and the Agent’s books and records concerning the loan arrangement contemplated herein and the Liabilities shall be prima facie evidence and proof of the items described therein.
2-8.            The Notes.  The obligation to repay the Term Loans, with interest (only with respect to Tranche A Term Loans) as provided herein, shall be evidenced by promissory notes (each, a “Note”) in the form of  EXHIBITS 2-8A (with respect to Tranche A Term Loans) and 2-8B (with respect to Tranche B Term Loans), annexed hereto, executed by the Borrower, one payable to each Lender (or its registered assigns).  Neither the original nor a copy of a Note shall be required, however, to establish or prove any Liability.  In the event that a Note is ever lost, mutilated, or destroyed, upon receipt of an indemnification with respect to the lost Note from such Lender in form and substance reasonably satisfactory to the Borrower and the Agent, the Borrower shall execute a replacement thereof and deliver such replacement to such Lender.
2-9.            Payment of The Loan Account.
(a)                Repayment of Tranche A Term Loans.  The Borrower shall repay the then entire unpaid balance of the Loan Account in respect of Tranche A Term Loans and all other Liabilities in respect of Tranche A Term Loans on the Tranche A Maturity Date.
(b)                Repayment of Tranche B Term Loans.  The Borrower shall repay the aggregate outstanding principal amount of the Tranche B Term Loans in installments of $5,000,000.00 on each Annual True Up Date; provided that such amounts shall be reduced by the amount of any prepayments on the Tranche B Term Loan pursuant to Section 2-9(d)(iii) of this Agreement.  Each such repayment or prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentage in respect of the Tranche B Term Loans.  The Borrower shall repay the then entire unpaid balance of the Loan Account in respect of Tranche B Term Loans and all other Liabilities in respect of Tranche B Term Loans on the Tranche B Maturity Date.
(c)                Optional Prepayments.  The Borrower may, at its option from time to time, prepay the Tranche A Term Loans, which prepayment must be at least $5,000,000.00, plus any increment of $1,000,000.00 in excess thereof; provided, that any such prepayment of Tranche A Term Loans shall be accompanied by a prepayment premium equal to 10% of the principal amount prepaid on or before the first anniversary of the Effective Date, 5% of the principal amount prepaid after the first anniversary of the Effective Date and on or before the second anniversary of the Effective Date, and 0% of the principal amount prepaid thereafter.  The Borrower may, at its option from time to time, prepay all or any portion of the Tranche B Term Loans without premium or penalty.  The Borrower shall give written notice to the Agent of an intended prepayment of Term Loans, which notice shall specify the amount of the prepayment, shall be irrevocable once given, shall be given at least 5 Business Days prior to the applicable payment date.  Each prepayment of Term Loans shall be accompanied by all interest accrued thereon (if any), and shall be paid to the Lenders in accordance with their respective Applicable Percentage in respect of the Tranche A Term Loans or the Tranche B Term Loans, as applicable.  Any such optional prepayment of the Tranche B Term Loans shall be applied to the Tranche B Term Loans, and to the principal repayment installments thereof, in direct order of maturity.

(d)                Mandatory Prepayments.
(i)            Within 10 Business Days of the date of receipt by Borrower or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by Borrower or any of its Subsidiaries of assets (including casualty losses or condemnations but excluding sales or dispositions described in Section 4-12(d)(i), (iv) and (v)), Borrower shall prepay the outstanding principal amount of the Tranche A Term Loans in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided, that no such prepayment shall be required unless and until the aggregate Net Cash Proceeds received during any fiscal year of the Borrower from such asset dispositions exceeds $2,000,000 (in which case all Net Cash Proceeds in excess of such amount shall be used to make prepayments pursuant to this Section 2-9(d)); provided further that, so long as (A) no Suspension Event or Event of Default shall have occurred and be continuing or would result therefrom, (B) Borrower shall have given Agent prior written notice of Borrower’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of Borrower or its Subsidiaries, (C) the monies are held in a deposit account in which ABL Agent has a perfected security interest, and (D) Borrower or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 365 days after the initial receipt of such monies (or if the Loan Parties have committed to reinvest such Net Cash Proceeds within such 365 day period, reinvestment within 180 days following such 365 day period), then the Loan Party whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, all amounts remaining in the deposit account referred to in clause (C) above shall be paid to Agent and applied to the Tranche A Term Loans; provided that no Borrower nor any of its Subsidiaries shall have the right to use such Net Cash Proceeds to make such replacements, purchases, or construction in excess of $10,000,000.00 in any given fiscal year.
(ii)            Within 10 Business Days of the date of incurrence by Borrower or any of its Subsidiaries of any Indebtedness not permitted by this Agreement, Borrower shall prepay the outstanding principal amount of the Tranche A Term Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence.

(iii)            Concurrently upon the receipt of the proceeds of any Rebate by Aeropostale Procurement Company, Inc., the Borrower shall cause Aeropostale Procurement Company, Inc.  to transfer such proceeds to the Borrower and thereafter Borrower shall immediately prepay the Tranche B Term Loans in an amount equal to such proceeds.  Borrower hereby acknowledges and agrees that the payment of the Rebate to Aeropostale Procurement Company, Inc.  pursuant to the Sourcing Agreement is subject to setoff to prepay the Tranche B Term Loans to the extent provided in Section 2(e) of the Sourcing Agreement.  Each prepayment of the outstanding Tranche B Term Loans pursuant to Section 2-9(d)(iii) shall be applied to the Tranche B Term Loans and to the principal repayment installments thereof in direct order of maturity, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentage in respect of the Tranche B Term Loans; provided, however, that the Agent and the Borrower may agree to alternative forms of payment under the Tranche B Term Loans in respect of a Rebate payable under the Sourcing Agreement, such as cancellation of a portion of the Tranche B Term Loans in lieu of actual payment of the Rebate.
(iv)            Notwithstanding the foregoing, prior to making any payments to the Lenders under this Section 2-9(d), Agent shall promptly provide the Lenders written notice of the applicable proposed prepayment, any Lender may reject all of its pro rata share of any mandatory prepayment required to be made pursuant to Section 2-9(d)(i) or (ii) by providing written notice to Agent no later than 5:00 p.m.  New York time one Business Day after the date of such Lender’s receipt of notice from Agent regarding such prepayment, and any such amount declined shall be retained by Borrower and used for purposes not prohibited by this Agreement.
2-10.            Interest Rates.
(a)                Subject to the final sentence of this clause (a), each Tranche A Term Loan shall bear interest at a rate of 10% per annum, of which not less than 8% per annum shall be payable quarterly in arrears in cash and up to 2% per annum may at Borrower’s election accrue and be added to the principal amount of the Tranche A Term Loan (such interest, the “PIK Interest”) as of the last day of each calendar quarter; provided that the Borrower may elect, at any time before the third anniversary of the Effective Date, that up to 5% per annum will accrue as PIK Interest and be added to the principal as of the last day of each calendar quarter and the remaining portion of the interest will be paid quarterly in arrears in cash.  The election of the form of interest payment will occur by Borrower’s providing 10 days’ prior written notice to the Agent (prior to the first Interest Payment Date, and each Interest Payment Date thereafter) stating (i) the date on which such PIK Interest election shall begin to be effective and (ii) the date on which such PIK Interest election shall cease to be effective.  The Designated Interest shall be prepaid in cash in full, and shall be deemed fully earned and non-refundable on the Effective Date, and no other interest payments pursuant to this Section 2-10(a) with respect to the Tranche A Term Loan shall be required to be paid with respect to the period commencing on the Effective Date and ending on the first anniversary of the Effective Date.
(b)                No interest shall be payable with respect to the Tranche B Term Loan.
(c)                Intentionally omitted.

(d)               Intentionally omitted.
(e)                The Borrower shall pay accrued and unpaid interest on each Tranche A Term Loan in arrears on the applicable Interest Payment Date and following the occurrence, and during the continuance, of any Event of Default, with such frequency as may be determined by the Agent.
(f)                 Following the occurrence, and during the continuance, of any Default Interest Event, all overdue amounts (excluding Tranche B Term Loan principal) shall bear interest at a rate which is the aggregate of the interest rate then in effect plus two percent (2%) per annum, unless the Agent, with the consent of the Lenders with Required Consent, elects not to exercise its right to increase the interest rate in effect by said two percent (2%) per annum.
(g)                All computations of interest for Tranche A Term Loans shall be made on the basis of a year of 360 days and actual days elapsed.
2-11.            Other Fees.  The Borrower shall pay to the Agent for the Tranche A Term Lenders’ account the fees in the amounts and at the times specified in the Fee Letter.  All such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2-12.            Intentionally Omitted.
2-13.            Intentionally Omitted.
2-14.            Intentionally Omitted.
2-15.            Concerning Fees.
The Borrower shall not be entitled to any credit, rebate or repayment of any upfront fees payable under the Fee Letter or any other fee previously earned by the Agent or any Lender pursuant to this Agreement.
2-16.            Agent’s Discretion.
Each reference in the Loan Documents to the exercise of discretion or the like by the Agent shall be to its exercise of its reasonable judgment, in good faith, based upon the Agent’s consideration of any such factor as the Agent reasonably deems appropriate and in accordance with customary business practices for the agents in similar financings.
2-17.            Intentionally Omitted.
2-18.            Intentionally Omitted.
2-19.            Intentionally Omitted.
2-20.            Intentionally Omitted.
2-21.            Intentionally Omitted.

2-22.            Increased Costs.  If there is adopted after the date hereof any requirement of law, or if there is any new interpretation or application of any law after the date hereof by any court or by any governmental or other authority or entity charged with the administration thereof, whether or not having the force of law, which:
(a)                subjects Agent or any Lender to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(b)                imposes, modifies or deems applicable any reserve, cash margin, special deposit or similar requirements against assets held by, or deposits in or for the account of or loans by or any other acquisition of funds by the relevant funding office of any Lender;
(c)                 imposes on any Lender any other condition with respect to any Loan Document relating to Tranche A Term Loans; or
(d)                imposes on any Lender a requirement to maintain or allocate capital in relation to the Liabilities;
and the result of any of the foregoing, in the Agent’s reasonable opinion, is to increase the cost to any Lender of making or maintaining any loan, advance or financial accommodation or to reduce the income receivable by any Lender in respect of any loan, advance or financial accommodation by an amount which the Agent deems to be material, then upon the Agent’s giving written notice thereof to the Borrower (such notice to set out in reasonable detail the facts giving rise to and a summary calculation of such increased cost or reduced income), the Borrower shall forthwith pay to the Agent, for the benefit of such Lender, upon receipt of such notice, that amount which shall compensate such Lender for such additional cost or reduction in income,  provided that  the Borrower shall not be obligated to make payment of such amounts which arise from transactions which occurred more than ninety (90) Business Days prior to the Agent’s furnishing notice hereunder.
Notwithstanding the foregoing, each Lender agrees to use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic or regulatory manner) to designate a different lending office if the making of such designation would allow such Lender or its lending office to avoid the imposition of such increased costs.
2-23.            Taxes.
(a)                Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law requires the deduction or withholding of any Tax from or in respect of any such payment, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including deductions and withholdings applicable to additional sums payable under this Section 2-23), the Agent or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deduction or withholding been made.  This Section 2-23(a) shall not apply to the Tranche B Term Loan and withholding with respect to the Tranche B Term Loan shall be governed by Section 2-26.

(b)                The Loan Parties shall timely pay to the relevant governmental authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
(c)                The Loan Parties shall jointly and severally indemnify the Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2-23) payable or paid by such Agent or Lender or required to be withheld or deducted from a payment to such Agent or Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  This Section 2-23(c) shall not apply to the Tranche B Term Loan, which shall be governed by Section 2-26.
(d)               Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (d).
(e)                As soon as practicable after any payment of any Taxes by any Loan Party to a governmental authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(f)                  (i)  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrower (with a copy to the Agent), at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Requirements of Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clause (ii)(A) and (ii)(B) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  A Lender with respect to a Tranche B Term Loan shall only be required to provide documents under this Section 2-26(f) if there is a change in applicable tax law that requires withholding as provided for in Section 2-26.

(ii)            Without limiting the generality of the foregoing,
(A)            any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S.  federal backup withholding tax;
(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:
(iii)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S.  federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S.  federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(iv)            executed originals of IRS Form W-8ECI;
(v)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of EXHIBIT 2-23A to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S.  Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(vi)            to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S.  Tax Compliance Certificate substantially in the form of EXHIBIT 2-23B on behalf of each such direct and indirect partner;
  (A)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S.  federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and
  (B)            if a payment made to a Lender under any Loan Document would be subject to U.S.  federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.
(g)                If the Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid additional amounts pursuant to this  Section 2-23, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 2-23 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant governmental authority with respect to such refund), provided that the Loan Parties, upon the request of such Agent or such Lender, agree to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to such Agent or such Lender in the event that such Agent or such Lender is required to repay such refund to such governmental authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Loan Parties or any other Person.

(h)               Each party’s obligations under this Section 2-23 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
2-24.            Assignments.
(a)                The Term Loans may be assigned, from time to time, to existing Lenders or other Persons who determine to become “Lenders”, provided, however, that
(i)              Unless a Default has occurred and is continuing (in which event, no consent of the Borrower is required) any assignment (other than an assignment to a then Lender, Affiliate of a Lender, or an Approved Fund of a Lender) shall be subject to the prior consent of the Borrower (not to be unreasonably withheld), which consent will be deemed given unless the Borrower provides the Agent with written objection, not more than five (5) Business Days after the Agent shall have given the Borrower written notice of a proposed assignment).
(ii)            Any assignment shall be subject to the prior written consent of the Agent (not to be unreasonably withheld).
(iii)            No such assignment shall be in an amount less than Five Million Dollars ($5,000,000.00), or, if less, the remaining Term Loans of the assigning Lender.
(b)                Upon written notice given the Borrower from time to time by the Agent, of any assignment or allocation referenced in Section 2-24(a):
(i)            The Borrower shall execute one or more replacement Notes to reflect such assigned Term Loans and shall deliver such Notes to the Agent (which promptly thereafter shall deliver to the Borrower the Notes so replaced) provided however, in the event that a Note is to be exchanged following its acceleration or the entry of an order for relief under the Bankruptcy Code with respect to the Borrower, the Agent, in lieu of causing the Borrower to execute one or more new Notes, may issue the Agent’s certificate confirming the assigned Term Loans.

(ii)             Such change shall be effective from the effective date specified in such written notice and any Person added as a Lender shall have all rights and privileges of a Lender hereunder thereafter as if such Person had been a signatory to this Agreement and any other Loan Document to which a Lender is a signatory and any person removed as a Lender shall be relieved of any obligations or responsibilities of a Lender hereunder thereafter.
(iii)            The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(c)                 The Borrower and or any of its Subsidiaries shall be permitted to prepay the Term Loans pursuant to the procedures, and subject to the restrictions, set forth on EXHIBIT 2-24.
2-25.            Allocation of Purchase Price.  The Loan Parties hereby agree that the Tranche A Term Loans and the Series B Convertible Preferred Stock purchased by the Tranche A Term Lenders pursuant to this Agreement and the Stock Purchase Agreement constitutes an “investment unit” for purposes of Section 1273(c)(2) of the Internal Revenue Code of 1986, as amended, and Treasury Regulations Section 1.1273-2(h), and that the aggregate “issue price” of each such investment unit shall be the amount set forth opposite each Tranche A Term Lender’s name on EXHIBIT 2-25.  The Loan Parties agree to use such allocation for U.S.  federal income tax purposes with respect to this transaction and further agree that none of the Loan Parties will take any position inconsistent with such allocation in any tax return or in any judicial or administrative proceeding in respect of taxes.  For the avoidance of doubt, the Loan Parties shall not treat the Tranche B Term Loan as part of any such investment unit.
2-26.            Tax Treatment and Reporting for Tranche B Term Loan.
(a)                 Unless required by a determination of a taxing authority that is final, the parties hereto agree not to take any position for U.S.  federal income tax purposes that is inconsistent with treating (i) the cash advanced to the Borrower on the Tranche B Term Loan as an interest-free secured advance of cash that the Borrower is required to pay in accordance with the terms of this Agreement and related documents, (ii) the Rebates to Aeropostale Procurement Company, Inc.  pursuant to the Sourcing Agreement as trade discounts provided to Aeropostale Procurement Company, Inc. or its applicable affiliate and (iii) such Rebates, to the extent transferred by Aeropostale Procurement Company, Inc. to Borrower or any other Loan Party and used pursuant to this Agreement and related documents to repay the secured advances made to the Borrower pursuant to this Agreement, as repayments of the secured cash advances to the Borrower on the Tranche B Term Loan.

(b)                The parties hereto agree that as of the date hereof no withholding is applicable to any of the payments to be made by the Borrower on the Tranche B Term Loan and all such payments shall be made free and clear of and without deduction or withholding for any Taxes.  If the deduction or withholding of any Tax on any such payment is required by a change in applicable tax law (including a determination by a taxing authority that withholding is required), then the applicable withholding agent shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including deductions and withholdings applicable to additional sums payable under this Section 2-26), the Agent or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deduction or withholding been made.
Article 3 - Conditions Precedent:
3-1.              Generally.  As a condition to the effectiveness of this Agreement, each of the documents respectively described in Sections 3-2 through and including 3-5 (each in form and substance reasonably satisfactory to the Agent) shall have been delivered to the Agent, and the conditions respectively described in Sections 3-6 through and including 3-18, shall have been satisfied:
3-2.              Corporate Due Diligence.
(a)                A Certificate of corporate good standing issued by the Secretary of State of each State in which a Loan Party is organized.
(b)                Intentionally omitted.
(c)                A Certificate of each Loan Party’s secretary of the due adoption, continued effectiveness, and setting forth the texts of, each corporate resolution adopted in connection with the establishment of the loan arrangement contemplated by the Loan Documents and attesting to the true signatures of each Person authorized as a signatory to any of the Loan Documents.
3-3.            Opinion.  An opinion of counsel to the Loan Parties in form and substance reasonably satisfactory to the Agent.
3-4.            Additional Documents.
(a)                 The Security Agreement, Guaranty Agreement and all other collateral documents requested by Agent in form and substance reasonably acceptable to Agent.
(b)                A perfection certificate in form and substance reasonably acceptable to Agent.

(c)                The Intercreditor Agreement in form and substance reasonably acceptable to the Borrower, Agent and the ABL Agent.
(d)                A deposit account control agreement by and among the Agent, the Borrower and Bank of America, N.A., as the depositary bank, in form and substance satisfactory to the Agent, covering the Term Loan Account.
(e)                An amendment to the ABL Credit Agreement in form and substance reasonably satisfactory to the Agent.
(f)                  The Sourcing Agreement in form and substance reasonably acceptable to the Tranche B Lenders and the Borrower.
(g)               The Certificate of Designation in the form of EXHIBIT 1 hereto, shall have been filed and accepted by the Secretary of State of the State of Delaware, and the Certificate of Designation, as so filed and accepted, shall be in full force and effect.
(h)                Each of the Stock Purchase Agreement and the Investor Rights Agreement, each in form and substance reasonably acceptable to the Tranche A Lenders and the Borrower.
(i)                The Registration Rights Agreement in form and substance reasonably acceptable to the Tranche A Lenders and the Borrower.
(j)                The Fee Letter in form and substance reasonably satisfactory to the Agent and the Borrower.
(k)               Such additional instruments and documents as the Agent or its counsel reasonably may require or request.
3-5.              Officers’ Certificate.  Certificate executed by the Chief Financial Officer of the Borrower, satisfactory in form and substance to the Agent, and stating the following:  (i) that the representations and warranties made by the Loan Parties to the Agent and Lenders in the Loan Documents are true and complete in all material respects as of the date of such Certificate, except in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects; (ii) that no event has occurred which is or which, solely with the giving of notice or passage of time (or both) would be an Event of Default; (iii) attesting to the Solvency of the Loan Parties as of the Effective Date after giving effect to the transactions contemplated hereby; (iv) either (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by the Loan Parties and the validity against any such Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect; and (v) that the Borrower has no other material outstanding indebtedness for borrowed money other than the Term Loan Facilities and the indebtedness under the ABL Credit Agreement.
3-6.              Representations and Warranties.  Each of the representations made by or on behalf of the Loan Parties in this Agreement or in any of the other Loan Documents or in any other report, statement, document, or paper provided by or on behalf of a Loan Party shall be true and complete in all material respects as of the date as of which such representation or warranty was made, except in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects.

3-7.              Borrowing Base Certificate.  The Agent shall have received a copy of the Borrowing Base Certificate most recently delivered to the ABL Agent prior to the Effective Date.
3-8.              All Fees and Expenses Paid.  All fees due at or immediately after the funding of the Term Loans and all costs and expenses reasonably incurred by the Agent in connection herewith (including the reasonable fees and expenses of counsel to the Agent) shall have been paid (to the extent then invoiced).
3-9.              Financial Projections.  The Agent shall have received and be satisfied with (i) a detailed forecast prepared on a quarterly basis for the period commencing on the Effective Date and ending on or about January 31, 2015 which shall include a liquidity model, a Consolidated income statement, balance sheet, and statement of cash flow, by quarter, each prepared in conformity with GAAP (but for the absence of footnotes and year-end adjustments) and consistent with the Loan Parties’ then current practices, (ii) a detailed forecast prepared on an  annual basis for the period ending January 31, 2015 and for the next three fiscal years immediately thereafter, which shall include a Consolidated income statement, balance sheet, and statement of cash flow, by year, each prepared in conformity with GAAP (but for the absence of footnotes and year-end adjustments) and consistent with the Loan Parties’ then current practices and (iii) such other information (financial or otherwise) reasonably requested by the Agent.
3-10.            Borrower’s Assets.  The Agent shall have received such reports, material and other information concerning the Loan Parties’ inventory and the Loan Parties’ suppliers as shall reasonably satisfy the Agent in its sole discretion.
3-11.            Lien Search.  The Agent shall have received results of searches or other evidence satisfactory to the Agent (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of liens on the assets of the Loan Parties, except for Permitted Encumbrances and liens for which termination statements and releases reasonably satisfactory to the Agent are being tendered concurrently with the making of the Term Loans.
3-12.            Perfection of Collateral.  The Agent shall have filed all such financing statements and given all such notices as may be necessary for the Agent to perfect its security interest in such of the Collateral as to which the Agent determines to perfect its security interests and to assure its first priority status in the Term Priority Collateral and second priority status in the ABL Priority Collateral (subject only, in each case, to Permitted Encumbrances having priority under applicable Requirements of Law).
3-13.            Insurance.  The Agent shall be reasonably satisfied with the Loan Parties’ insurance arrangements and shall have received all documentation requested in connection with such insurance including, documentation naming the Agent as “loss payee” (as its interests may appear) or “additional insured”, as applicable, under each policy.
3-14.            No Suspension Event.  No Suspension Event shall then exist.

3-15.            No Adverse Change.  No event shall have occurred or failed to occur since February 1, 2014, which occurrence or failure reasonably would be expected to have a Material Adverse Effect.
3-16.            Execution and Delivery of Agreement.  This Agreement shall have been duly executed and delivered by the parties hereto, and shall be in full force and effect and shall be in form and substance satisfactory to the Agent.
3-17.            Series B Convertible Preferred Stock.  Concurrently with the closing of the transactions contemplated hereby, the Tranche A Lenders will have been issued 1,000 shares of the Series B Convertible Preferred Stock.
3-18.            Patriot Act.  The Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act to the extent reasonably requested at least 5 days in advance of the Effective Date.
3-19.            Designated Interest.  The Borrower shall have prepaid the Designated Interest, which prepayment shall take the form of an original issue discount to the Tranche A Term Loans funded on the Effective Date.
Article 4 - General Representations, Covenants and Warranties:
To induce the Agent and each Lender to establish the loan arrangement contemplated herein and to make the Term Loans (each of which loans shall be deemed to have been made in reliance thereupon), the Borrower, in addition to all other representations, warranties, and covenants made by the Borrower in any other Loan Document, makes those representations, warranties, and covenants included in this Agreement.
4-1.              Payment and Performance of Liabilities.  The Borrower shall pay each Liability when due (or when demanded if payable on demand) and shall promptly, punctually, and faithfully perform each other Liability.
4-2.              Due Organization ‑ Corporate Authorization ‑ No Conflicts.
(a)            Each Loan Party presently is and shall hereafter remain in good standing in its State of organization and each is and shall hereafter remain duly qualified and in good standing in every other State in which, by reason of the nature or location of the Loan Parties’ assets or operation of the Loan Parties’ business, such qualification is necessary, except where the failure to so qualify would not have a Material Adverse Effect.
(b)            Each Related Entity as of the Effective Date is listed on EXHIBIT 4-2, annexed hereto.  Each Subsidiary is and shall hereafter remain in good standing in the State in which incorporated and is and shall hereafter remain duly qualified in which other State in which, by reason of that entity’s assets or the operation of such entity’s business, such qualification may be necessary, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.  The Borrower shall provide the Agent with prior written notice of any entity’s becoming or ceasing to be a Related Entity.

(c)            No Loan Party shall change its State of incorporation or its taxpayer identification number without the prior consent of the Agent.
(d)            Each Loan Party has all requisite corporate power and authority to execute and deliver all Loan Documents to which such Loan Party is a party and has and will hereafter retain all requisite corporate power to perform all Liabilities.
(e)            The execution and delivery by the Loan Parties of each Loan Document to which it is a party; the Loan Parties’ consummation of the transactions contemplated by such Loan Documents (including, without limitation, the creation of security interests by the Loan Parties as contemplated hereby); each Loan Party’s performance under those of the Loan Documents to which it is a party; the borrowings hereunder; and the use of the proceeds thereof:
(i)            Have been duly authorized by all necessary corporate action.
(ii)           Do not, and will not, contravene in any material respect any provision of any (A) Requirement of Law, (B) Material Indebtedness, or (C) the organizational documents of such Loan Party.
(iii)         Will not result in the creation or imposition of, or the obligation to create or impose, any Encumbrance upon any assets of a Loan Party pursuant to any Requirement of Law or obligation, except pursuant to the Loan Documents.
(f)            The Loan Documents have been duly executed and delivered by each Loan Party and are the legal, valid and binding obligations of the Loan Parties enforceable against the Loan Parties in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the rights and remedies of creditors generally and except as the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.
4-3.              Trade Names.
(a)            EXHIBIT 4-3, annexed hereto, is a listing of:
(i)            All names under which the Loan Parties conducted their business within the past five (5) years.
(ii)            All entities and/or persons with whom the Loan Parties consolidated or merged within the past five (5) years, or from whom the Loan Parties, within the past five (5) years, acquired in a single transaction or in a series of related transactions substantially all of such entity’s or person’s assets.
(b)            No Loan Party will change its name or conduct its business under any name not listed on EXHIBIT 4-3 except (i) upon not less than twenty-one (21) days prior written notice (with reasonable particularity) to the Agent and (ii) in compliance with all other provisions of this Agreement.

4-4.              Intellectual Property.
(a)            EXHIBIT 4-4, annexed hereto, is a listing of (i) all Patents and Trademarks that have been registered by the Loan Parties in the United States Patent and Trademark Office or any similar governmental authority in the United States (including, without limitation, in any state or other political subdivision thereof), (ii) all Copyrights that have been registered by the Loan Parties in the United States Copyright Office or any similar governmental authority in the United States (including, without limitation, in any state or other political subdivision thereof), and (iii) all Licenses to which any Loan Party is a party (whether as licensor or licensee), in each case as of the Effective Date.  Each Loan Party owns and possesses, or has the right to use, all Patents, industrial designs,  Trademarks,  trade styles, brand names, service marks, logos, Copyrights, trade secrets, know-how, confidential information, and other intellectual property of any third Person necessary for the Loan Parties’ conduct of their respective business.
(b)            The conduct by the Loan Parties of their respective business does not presently infringe in any manner which could reasonably be expected to have a Material Adverse Effect (nor will the Loan Parties conduct their businesses in the future so as to infringe in any manner which could reasonably be expected to have a Material Adverse Effect) the patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, or other intellectual property of any third Person.
4-5.            Locations.
(a)            The Collateral, and the books, records, and papers of Loan Parties pertaining thereto, are kept and maintained solely at, or in transit to and from, the Loan Parties’ chief executive offices at
(i)            112 West 34th Street, New York, New York 10120
(ii)          125 Chubb Avenue, Lyndhurst, New Jersey 07071
(iii)          those locations which are listed on EXHIBIT 4-5 annexed hereto, as such EXHIBIT may be amended from time to time, which EXHIBIT includes, with respect to each such location, the name and address of the landlord on the Lease which covers such location (or an indication that a Loan Party owns the subject location) and of all service bureaus with which any such records are maintained.
(b)            No Loan Party shall remove any of the Collateral from said chief executive office or those locations listed on  EXHIBIT 4-5  except:
(i)             to accomplish sales of Inventory in the ordinary course of business; or
(ii)            to move Inventory, Equipment and other assets from one such location to another such location; or

(iii)          to utilize such of the Collateral as is removed from such locations in the ordinary course of business (such as motor vehicles).
(iv)         to accomplish other dispositions permitted pursuant to Section 4-12(d) hereof.
(v)           otherwise upon thirty (30) days prior written notice to the Agent.
(c)            Except (i) with respect to Inventory delivered to a processor for finishing, (ii) with respect to Inventory in transit, and (iii) as otherwise disclosed pursuant to, or permitted by, this Section 4-5, no tangible personal property of a Loan Party is in the care or custody of any third party or stored or entrusted with a bailee or other third party and none shall hereafter be placed under such care, custody, storage, or entrustment.
4-6.            Title to Assets.
(a)            Each of the Loan Parties is, and shall hereafter remain, the owner of, or holder of subsisting license or leasehold rights in and to, the Collateral free and clear of all Encumbrances with the exceptions of the following (the “Permitted Encumbrances”):
(i)             Encumbrances in favor of the Agent.
(ii)            Those Encumbrances (if any) listed on EXHIBIT 4-6, annexed hereto.
(iii)          Purchase money security interests in Equipment to secure Indebtedness otherwise permitted hereby.
(iv)          Encumbrances for Taxes, governmental assessments or charges in the nature of Taxes not yet due or which are being contested in good faith by appropriate proceedings as to which adequate reserves are maintained on the books of the Loan Parties in accordance with GAAP.
(v)            Encumbrances in respect of property or assets of the Loan Parties imposed by law, which were incurred in the ordinary course of business, such as carriers’, warehousemen’s, customs broker’s, materialmen’s, repairmen’s, and mechanics’ liens and other similar Encumbrances, in each case in respect of obligations not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings.
(vi)         Utility deposits and pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation.
(vii)        Encumbrances arising under Capital Leases.
(viii)       Encumbrances resulting from the sale, transfer and assignment of retail Accounts to credit card processors.

(ix)          Deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, all to the extent such obligations are otherwise permitted hereunder.
(x)            Encumbrances on Equipment of a Person which becomes a Subsidiary after the date hereof pursuant to, and Equipment acquired in connection with, a Permitted Acquisition,  provided that  (A) such Encumbrances existed at the time such Person became a Subsidiary or such Equipment was acquired and were not created in anticipation of the acquisition, and (B) any such Encumbrance does not cover any other assets of such Person after it became a Subsidiary or any other assets of the Loan Parties after such Equipment was acquired, and (C) such Encumbrance does not secure any Indebtedness other than Indebtedness existing immediately prior to the time such Person became a Subsidiary or the time of such acquisition.
(xi)          Encumbrances consisting of the right of setoff of a customary nature or bankers’ liens on amounts on deposit incurred in the ordinary course of business.
(xii)         Encumbrances on goods in favor of customs and revenue authorities which secure the payment of customs duties in connection with the importation of such goods, which obligations are not overdue.
(xiii)       Encumbrances constituting precautionary filings by lessors and bailees with respect to assets which are leased or entrusted to a Loan Party but in which assets such Loan Party has mere possessory rights.
(xiv)            Encumbrances arising from judgments which do not result in an Event of Default under Section 10-11 hereof.
(xv)        Encumbrances on Real Estate (i) arising by reason of zoning restrictions, easements, licenses, reservations, restrictions, covenants, rights-of-way, encroachments, minor defects or irregularities in title (including leasehold title) and other similar encumbrances on the use of real property or (ii) consisting of leases, licenses or subleases granted by a lessor, licensor or sublessor on its real property (in each case other than Capital Leases) that, for each of the Liens in clauses (i) and (ii) above, do not, in the aggregate, materially (x) impair the value or marketability of such real property or (y) interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property.
(xvi)       Encumbrances on the interest of non-Loan Party lessors under Leases.
(xvii)     Landlords’ statutory Encumbrances in respect of rent not in default.
(xviii)    Encumbrances of a collection bank on items in the course of collection arising under Section 4-208 of the UCC as in effect in the State of New York or any similar section under any applicable UCC or any similar Requirement of Law of any foreign jurisdiction.

(xix)        Encumbrances on Intellectual Property of the Loan Parties to the extent securing Indebtedness permitted pursuant to Section 4-7; provided that such Encumbrances (A) do not cover any other assets of the Loan Parties (other than the proceeds and products of such Intellectual Property), and (B) shall be junior and subordinate to the Encumbrances securing the Liabilities and the holder of such Indebtedness shall have entered into an intercreditor and subordination agreement with the Agent on terms reasonably acceptable to the Agent.
(xx)         Encumbrances in favor of the ABL Agent to secure the obligations under the ABL Credit Agreement to the extent permitted by the Intercreditor Agreement.
provided, however, in all such cases, no Encumbrance shall be considered a ‘Permitted Encumbrance’ to the extent such Encumbrance covers any assets not constituting Collateral unless and until, if requested by the Agent, the Loan Parties shall have used commercially reasonable efforts to cause the holder of such Encumbrance to deliver to the Agent a use and/or access agreement with respect to such assets, which shall be in form and substance reasonably acceptable to the Agent.
(b)            No Loan Party has or shall have possession of any property on consignment.
(c)            No Loan Party shall acquire or obtain the right to use any Equipment, the acquisition or right to use of which Equipment is otherwise permitted by this Agreement, in which Equipment any third party has an interest, except for:
(i)             Equipment which is merely incidental to the conduct of a Loan Party’s business.
(ii)            Equipment, the acquisition or right to use of which has been consented to by the Agent, which consent may be conditioned upon the Agent’s receipt of such agreement with the third party which has an interest in such Equipment as is satisfactory to the Agent.
(iii)          Equipment, the acquisition of which is permitted pursuant to Section 4-7(c) hereof or which is the subject of an operating lease (but not Capital Leases).
4-7.              Indebtedness.  No Loan Party has or shall hereafter have any Indebtedness with the exceptions of:
(a)           The Liabilities.
(b)           The Indebtedness (if any) listed on EXHIBIT 4-7, annexed hereto.

(c)           Capital Lease obligations and purchase money Indebtedness not to exceed the aggregate principal amount outstanding in excess of $10,000,000.00, and extensions, renewals and refinancings thereof on terms no less favorable in any material respect to the Loan Parties than the Indebtedness or Capital Lease being refinanced.
(d)          Subordinated Indebtedness.
(e)           Other Indebtedness not to exceed $10,000,000.00 outstanding at any time.
(f)            Indebtedness created under the ABL Loan Documents, in each case subject to the terms of the Intercreditor Agreement; provided that the aggregate outstanding principal amount of such Indebtedness permitted by this clause (f) does not exceed $230,000,000.
4-8.            Insurance Policies.
(a)            EXHIBIT 4-8, annexed hereto, is a schedule of all material insurance policies owned by the Loan Parties or under which the Loan Parties are the named insured as of Effective Date.  Each of such policies is in full force and effect.  None of the issuers (to the Borrower’s knowledge) of any such policy, have provided notice that the Loan Parties are in default or violation of any such policy.
(b)            The Loan Parties shall have and maintain at all times insurance covering such risks, in such amounts, containing such terms, in such form, for such periods, and written by such companies as may be reasonably satisfactory to the Agent.  The coverage reflected on EXHIBIT 4-8 presently satisfies the foregoing requirements, it being recognized by the Loan Parties, however, that such requirements may change hereafter to reflect changing circumstances.  All insurance carried by the Loan Parties shall provide for a minimum of fourteen (14) days’ written notice of cancellation to the Agent and all such insurance which covers the Collateral shall include an endorsement in favor of the Agent, as lender’s loss payee (as its interests may appear) and additional insured, which endorsement shall provide that the insurance, to the extent of the Agent’s interest therein, shall not be impaired or invalidated, in whole or in part, by reason of any act or neglect of the Loan Parties or by the failure of the Loan Parties to comply with any warranty or condition of the policy.  In the event of the failure by the Loan Parties to maintain insurance as required herein, the Agent, at its option, may obtain such insurance, provided, however, the Agent’s obtaining of such insurance shall not constitute a cure or waiver of any Event of Default occasioned by the Loan Parties’ failure to have maintained such insurance.  The Loan Parties shall furnish to the Agent certificates or other evidence satisfactory to the Agent regarding compliance by the Loan Parties with the foregoing insurance provisions.
(c)            After the occurrence, and during the continuance, of an Event of Default, the Loan Parties shall each advise the Agent of each claim made by a Loan Party under any policy of insurance which covers the Collateral and will permit the Agent, at the Agent’s option in each instance, to the exclusion of the Loan Parties, to conduct the adjustment of each such claim.  The Loan Parties each hereby appoint the Agent as such Loan Party’s attorney in fact, exercisable after the occurrence, and during the continuance, of an Event of Default, to obtain, adjust, settle, and cancel any insurance described in this section and to endorse in favor of the Agent any and all drafts and other instruments with respect to such insurance.  This appointment, being coupled with an interest, is irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Agent.  The Agent shall not be liable on account of any exercise pursuant to said power except for any exercise in actual willful misconduct and bad faith.  The Agent may apply any proceeds of such insurance against the Liabilities, whether or not such have matured, in such order of application as the Agent may determine.

4-9.              Licenses.  Each material license, distributorship, franchise, and similar agreement issued to, or to which a Loan Party is a party is in full force and effect.  To the Borrower’s knowledge, no party to any such license or agreement is in default or violation thereof.  No Loan Party has received any notice or threat of cancellation of any such license or agreement.
4-10.            Leases.  EXHIBIT 4-10, annexed hereto, is a schedule of all presently effective Capital Leases (other than Capital Leases the total obligations under which do not aggregate more than $100,000.00).  EXHIBIT 4-5 includes a list of all other presently effective Leases.  Each of such Leases and Capital Leases presently is in full force and effect.  As of the Effective Date, no party to any such Lease or Capital Lease is in default or violation in any material respect of any such Lease or Capital Lease and no Loan Party has received any notice or threat of cancellation of any such Lease or Capital Lease.  Each Loan Party hereby authorizes the Agent at any time and from time to time after the occurrence, and during the continuance, of an Event of Default to contact any of the Loan Party’s landlords in order to confirm the Loan Party’s continued compliance with the terms and conditions of the Lease(s) between such Loan Party and that landlord and to discuss such issues, concerning the Loan Party’s occupancy under such Lease(s), as the Agent may determine.
4-11.            Requirements of Law.  Each Loan Party is in compliance with, and shall hereafter comply with and use its respective assets in compliance with, all Requirements of Law, except to the extent that such non-compliance would not reasonably be expected to have a Material Adverse Effect.  No Loan Party has received any notice of any material violation of any Requirement of Law, which violation has not been cured or otherwise remedied.
4-12.            Maintain Properties.  The Loan Parties each shall:
(a)            Keep the Collateral in good order and repair (ordinary reasonable wear and tear and insured casualty excepted).
(b)            Not suffer or cause the waste or destruction of any material part of the Collateral.
(c)            Not use any of the Collateral in violation of any policy of insurance thereon.
(d)            Not sell, lease, or otherwise dispose of any of the Collateral, other than the following (each a “Permitted Asset Disposition”):
 (i)            The sale of Inventory in compliance with this Agreement.

 (ii)            As long as no Event of Default exists or would arise as a result thereof, the disposal of Equipment which is obsolete, worn out, or damaged beyond repair, which Equipment is replaced to the extent necessary to preserve or improve the operating efficiency of the Loan Parties.
 (iii)            The surrender, disposition, or expiration of Collateral (such as Trademarks and Copyrights, but excluding Eligible Trade Names) no longer used or useful for the conduct of the Loan Parties’ businesses in the ordinary course.
 (iv)            The turning over to the ABL Agent of all Receipts as provided in the ABL Credit Agreement.
 (v)            The transfer, sale and assignment of retail Accounts to credit card processors.
4-13.            Pay Taxes.
(a)            Except as disclosed on EXHIBIT 4-13, (i) all material Tax returns that relate to or include any Loan Party and that are due on or before the  Effective Date, taking into account any extensions for the filing thereof, have been timely filed in accordance in all material respects with applicable Requirements of Law, (ii) all such Tax returns are correct and complete in all material respects, and (iii) all material Taxes for which a Loan Party may be liable that are due (whether or not shown on any tax return) have been paid in full.
(b)            Each Loan Party has, and hereafter shall:  pay, as they become due and payable, all material Taxes and unemployment contributions and other charges of any kind or nature levied, assessed or claimed against such Loan Party, or the Collateral by any person or entity whose claim could result in an Encumbrance upon any asset of any Loan Party or by any governmental authority, except to the extent such Taxes are being contested by a Loan Party in good faith, and adequate reserves are being maintained therefor on Loan Parties books in accordance with GAAP; timely make all contributions and other payments as may be required pursuant to any Employee Benefit Plan now or hereafter established by the Loan Parties; and timely file all material Tax and other returns and other reports with each governmental authority to whom a Loan Party is obligated to so file, in each case, taking into account any applicable extension periods.
(c)            At its option, after the occurrence, and during the continuance, of a Suspension Event, the Agent may, but shall not be obligated to, pay any Taxes, unemployment contributions, and any and all other charges levied or assessed upon a Loan Party, or the Collateral by any person or entity or governmental authority, and make any contributions or other payments on account of a Loan Party’s Employee Benefit Plan as the Agent, in the Agent’s discretion, may deem necessary or desirable, to protect, maintain, preserve, collect, or realize upon any or all of the Collateral or the value thereof or any right or remedy pertaining thereto, provided, however, the Agent’s making of any such payment shall not constitute a cure or waiver of any Event of Default occasioned by a Loan Party’s failure to have made such payment.
(d)            The Borrower does not intend to treat the Term Loans and the transactions related thereto as being “reportable transactions” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Agent thereof.  If the Borrower so notifies the Agent, the Borrower acknowledges that the Agent may treat the Term Loans as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and the Agent may maintain the lists and other records required by such Treasury Regulation.

4-14.            No Margin Stock.  No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulations U, T, and X of the Board of Governors of the Federal Reserve System of the United States).  No part of the proceeds of any borrowing hereunder will be used at any time to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.
4-15.            ERISA.  From and after the date hereof, none of the Loan Parties nor any ERISA Affiliate shall, in any manner which could reasonably be expected to have a Material Adverse Effect:
(a)            Fail to comply in all material respects with any Employee Benefit Plan.
(b)            Fail timely to file all reports and filings required by ERISA to be filed by a Loan Party.
(c)            Engage in any non-exempt “prohibited transactions” (as described in ERISA).
(d)            Engage in, or commit, any act such that a tax or penalty could be imposed upon the Loan Parties on account thereof pursuant to ERISA.
(e)            Accumulate any material funding deficiency within the meaning of Section 302 of ERISA.
(f)            Terminate any Employee Benefit Plan such that a lien could be asserted against any assets of the Loan Parties on account thereof pursuant to ERISA.
(g)            Be a member of, contribute to, or have any obligation under any Employee Benefit Plan which is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.
4-16.            Hazardous Materials.
(a)            Other than matters that could not reasonably be expected to have a Material Adverse Effect, no Loan Party has ever:
 (i)            Been legally responsible for any release or threat of release of any Hazardous Material.
 (ii)          Received notification of any release or threat of release of any Hazardous Material from any site, vessel or real property occupied or operated by a Loan Party and/or of the incurrence of any expense or loss in connection with the assessment, containment, or removal of any release or threat of release of any Hazardous Material from any such site, vessel or real property.

(b)            The Loan Parties each shall:
 (i)            Dispose of any Hazardous Material only in compliance with all Environmental Laws, except for dispositions which could not reasonably be expected to have a Material Adverse Effect.
 (ii)          Not store on any site, vessel or real property occupied or operated by a Loan Party and not transport or arrange for the transport of any Hazardous Material, except if such storage or transport is in the ordinary course of the Loan Parties’ business and is in compliance with all Environmental Laws or could not reasonably be expected to have a Material Adverse Effect.
(c)            The Loan Parties shall provide the Agent with written notice upon such Loan Party obtaining knowledge of any incurrence of any expense or loss by any governmental authority or other Person in connection with the assessment, containment, or removal of any Hazardous Material, for which expense or loss a Loan Party may be liable, other than expense or loss that could not reasonably be expected to have a Material Adverse Effect.
4-17.            Litigation.  Except as described in EXHIBIT 4-17, annexed hereto, there is not presently pending or threatened by or against the Loan Parties any suit, action, proceeding, or investigation which, if determined adversely to the Loan Parties, would have a material adverse effect upon the Loan Parties’ financial condition or ability to conduct its business as such business is presently conducted or is contemplated to be conducted in the foreseeable future.
4-18.            Investments.  No Loan Party shall:
(a)            Intentionally Omitted.
(b)            Intentionally Omitted.
(c)            Intentionally Omitted.
(d)            Merge or consolidate or be merged or consolidated with or into any other corporation or other entity, other than (i) the merger of any of the Borrower’s Subsidiaries with and into the Borrower, and (ii) in connection with any Permitted Acquisitions.
(e)            Consolidate any of a Loan Party’s operations with those of any other corporation or other entity, except in connection with any Permitted Acquisition.
(f)            Organize or create any Subsidiary, other than in connection with a Permitted Acquisition and only if (i) such Subsidiary guarantees the repayment of the Liabilities and (ii) such Subsidiary grants the Agent an Encumbrance (subject to Permitted Encumbrances having priority under applicable Requirements of Law), of a priority in accordance with the Intercreditor Agreement, on all of its assets, all of the foregoing satisfactory in form and substance to the Agent.

(g)            Subordinate any debts or obligations owed to a Loan Party by any third party to any other debts owed by such third party to any other Person.
(h)            Acquire any assets other than (i) Permitted Acquisitions, (ii) by the making of Capital Expenditures to the extent permitted hereunder, (iii) in the ordinary course and conduct of the Loan Parties business permitted under Section 4-21 hereof, and (iv) Investments in joint ventures not to exceed $5,000,000.00 in the aggregate at any time; provided however Investments in joint ventures may exceed $5,000,000.00 in the aggregate at any time so long as at the time such Investment that would exceed the $5,000,000.00 cap is made, the Term Loan Payment Conditions have been satisfied.
4-19.            Loans.  No Loan Party shall make any loans or advances to, nor acquire the Indebtedness of, any Person, provided, however, the foregoing does not prohibit any of the following:
(a)            Advance payments made to the Loan Parties’ suppliers in the ordinary course.
(b)            Advances to a Loan Party’s officers, employees, and salespersons with respect to reasonable expenses to be incurred by such officers, employees, and salespersons for the benefit of such Loan Party in the ordinary course of business, which expenses are properly substantiated by the person seeking such advance and properly reimbursable by such Loan Party.
(c)            Advances on account of sales of Inventory in the ordinary course of business made on credit and all Accounts arising therefrom.
(d)            Provided that after giving effect to any such loans or advances, the Term Loan Liquidity Requirements have been satisfied, loans and/or Investment in or to Aeropostale Puerto Rico, Inc.  and Aeropostale Canada.
(e)            Loans and/or Investments by one Loan Party to another in the ordinary course of business.
4-20.            Protection of Assets.  The Agent, in the Agent’s reasonable discretion, and from time to time, may discharge any Tax or Encumbrance on any of the Collateral, or take any other action that the Agent may deem necessary to repair, insure, maintain, preserve, collect, or realize upon any of the Collateral.  The Agent shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where there is a specific finding in a judicial proceeding (in which the Agent has had an opportunity to be heard), from which finding no further appeal is available, that the Agent had acted in actual bad faith or in a grossly negligent manner.  The Borrower shall pay to the Agent, on demand, or the Agent, in its reasonable discretion, may add to the Loan Account, all amounts paid or incurred by the Agent pursuant to this section.  The obligation of the Borrower to pay such amounts is a Liability.
4-21.            Line of Business.  No Loan Party shall engage in any business other than the business in which it is currently engaged (which is agreed to be the design, sourcing, marketing, distribution and sale of apparel products and accessories and the licensing of trade names, trademarks and intellectual property to third Persons in connection with the foregoing), any business reasonably related thereto or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

4-22.            Affiliate Transactions.  No Loan Party shall make any payment, nor give any value to any Related Entity except for goods and services actually purchased by such Loan Party from, or sold by such Loan Party to, such Related Entity for a price and on terms which shall not be less favorable to the Loan Party from those which would have been charged in an arms-length transaction, except:
(a)            until the occurrence, and during the continuance, of an Event of Default, the Loan Parties may (a) pay management fees, and (b) may maintain and make payments with respect to those transactions, in each case as set forth in  EXHIBIT 4-22 hereof;
(b)            transactions in the ordinary course of business among the Loan Parties;
(c)            provided that the Term Loan Liquidity Requirements have been satisfied, loans to, payments to, or Investments in Aeropostale Puerto Rico, Inc.  and Aeropostale Canada.
4-23.            Additional Assurances.
(a)            Except as set forth on EXHIBIT 4-23, no Loan Party is the owner of, nor has it any interest in, any property or asset which, immediately upon the satisfaction of the conditions precedent to the effectiveness of the credit facility contemplated hereby (Article 3) will not be subject to a perfected security or other collateral interest in favor of the Agent (subject only to Permitted Encumbrances) to secure the Liabilities.
(b)            Except as set forth on EXHIBIT 4-23, no Loan Parties will hereafter acquire any asset or any interest in property which is not, immediately upon such acquisition, subject to such a perfected security or other collateral interest in favor of the Agent to secure the Liabilities (subject only to Permitted Encumbrances).
(c)            The Loan Parties shall each execute and deliver to the Agent such instruments, documents, and papers, and shall do all such things from time to time hereafter as the Agent may reasonably request to carry into effect the provisions and intent of this Agreement; to protect and perfect the Agent’s security interests in the Collateral; and to comply in all material respects with all applicable statutes and laws, and facilitate the collection of the Receivables Collateral.  The Loan Parties shall each execute all such instruments as may be reasonably required by the Agent with respect to the recordation and/or perfection of the security interests created herein.
(d)            Each Loan Party hereby designates the Agent as and for such Loan Party’s true and lawful attorney, with full power of substitution, to sign and file any financing statements in order to perfect or protect the Agent’s security and other collateral interests in the Collateral.
(e)            To the full extent permitted by applicable Requirements of Law, a carbon, photographic, or other reproduction of this Agreement or of any financing statement or other instrument executed pursuant to this Section 4-23 shall be sufficient for filing to perfect the security interests granted herein.

4-24.            Adequacy of Disclosure; No Suspension Event; No Material Adverse Effect.
(a)            All financial statements for (i) the three fiscal years ending before the Effective Date and (ii) after the Effective Date which are and have been furnished to the Agent by the Loan Parties shall be and have been prepared in accordance with GAAP consistently applied and present fairly, in all material respects, the condition of the Loan Parties at the date(s) thereof and the results of operations and cash flows for the period(s) covered.
(b)            Intentionally Omitted.
(c)            As of the Effective Date, no Loan Party has any contingent obligations or obligation under any Lease or Capital Lease which is not noted in the Loan Party’s financial statements furnished to the Agent prior to the execution of this Agreement.
(d)            No document, instrument, agreement, or paper which has been, is now or will hereafter be given to the Agent by or on behalf of a Loan Party in connection with the execution of this Agreement by the Agent contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading.  There is no fact known to a Loan Party which has, or which, in the foreseeable future would reasonably be expected to have, a material adverse effect on the financial condition of the Loan Parties which has not been disclosed in writing to the Agent.
(e)            No Suspension Event exists.
(f)            Since February 1, 2014, no event has occurred or failed to occur, which occurrence or failure reasonably would be expected to have a Material Adverse Effect.
4-25.            Investments.  As long as no Cash Dominion Event exists, the Loan Parties may make investments consisting of Cash Equivalents maintained at such bank(s) as the Borrower may select.
4-26.            Prepayments of Indebtedness.
No Loan Party will make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash securities or other property) of or in respect of principal of or interest on any Indebtedness, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:
(a)            payments with respect to the Liabilities;
(b)            payments with respect to obligations under the ABL Credit Agreement (to the extent permitted by the Intercreditor Agreement);

(c)            as long as no Event of Default has occurred and is continuing or would result therefrom, mandatory payments and prepayments of interest and principal as and when due in respect of any Indebtedness permitted hereunder (other than Indebtedness permitted to be paid by the preceding clauses (a) and (b)), excluding any Subordinated Indebtedness;
(d)            payments on account of Subordinated Indebtedness to the extent permitted under any subordination agreement or provisions governing such Indebtedness;
(e)            voluntary prepayments of Indebtedness permitted hereunder (other than Indebtedness permitted to be paid by the preceding clauses (a) and (b)), excluding any Subordinated Indebtedness, as long as the Term Loan Payment Conditions are satisfied; and
(f)            refinancings of Indebtedness to the extent permitted under this Agreement.
4-27.            Other Covenants.  No Loan Party shall indirectly do or cause to be done any act which, if done directly by a Loan Party, would breach any covenant contained in this Agreement.
4-28.            Labor Matters.  There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party pending or, to the knowledge of any Loan Party, threatened.  The hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign law dealing with such matters except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect.  No Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law.  All payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party.  Except as set forth on EXHIBIT 4-28 or as filed with the SEC, no Loan Party is a party to or bound by any collective bargaining agreement, management agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement.  There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party has made a pending demand for recognition.  There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party pending or, to the knowledge of any Loan Party, threatened to be filed with any governmental authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party which could reasonably be expected to have a Material Adverse Effect.  The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound.
4-29.            Restricted Payments.
Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that each of the following shall be permitted so long as no Suspension Event or Event of Default shall have occurred and be continuing prior, or immediately after giving effect, to the following, or would result therefrom:

(a)            each Subsidiary of a Loan Party may make Restricted Payments to any Loan Party;
(b)            the Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;
(c)            if the Term Loan Payment Conditions are satisfied, the Loan Parties and each Subsidiary may purchase, redeem or otherwise acquire equity interests issued by it, and the Borrower may declare or pay cash dividends to its stockholder; and
(d)            the Loan Parties may make Restricted Payments required or otherwise allowed in connection with the Series B Convertible Preferred Stock and the Series B Documents.
4-30.            Solvency.  After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to the Term Loans, the Loan Parties, on a Consolidated basis, are Solvent.  No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.
4-31.            Material Contracts.
(a)            EXHIBIT 4-31 sets forth all Material Contracts to which any Loan Party is a party or is bound as of the Effective Date.  The Loan Parties have delivered true, correct and complete copies of such Material Contracts to the Agent on or before the Effective Date.  The Loan Parties are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.
(b)            From and after the Effective Date, the Loan Parties agree they shall each perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, (b) maintain each such Material Contract in full force and effect except to the extent such Material Contract is no longer used or useful in the conduct of the business of the Loan Parties in the ordinary course of business, consistent with past practices, (c) enforce each such Material Contract in accordance with its terms, and, (d) upon request of the Agent, make such demands and requests for information and reports or for action from any other party to each such Material Contract as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and (e) cause each of its Subsidiaries to do the foregoing except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

4-32.            Customer Relations.  There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any material adverse modification or change in the business relationship of any Loan Party with any supplier material to its operations.
4-33.            Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the liens created hereunder or under any other Loan Document (including the priority thereof as set forth in the Intercreditor Agreement) or (b) such as have been obtained or made and are in full force and effect.
4-34.            Amendment of Material Documents.  The Loan Parties shall not amend, modify or waive any of a Loan Party’s rights under (a) its organization documents in a manner materially adverse to the Agent or any Lender, or (b) any Material Contract or Material Indebtedness (other than on account of any refinancings permitted pursuant to this Agreement or, with respect to the ABL Credit Agreement, as permitted by the Intercreditor Agreement), in each case to the extent that such amendment, modification or waiver would result in a Suspension Event or Event of Default under any of the Loan Documents, would be materially adverse to the Agent or any Lender, or otherwise would be reasonably likely to have a Material Adverse Effect.  Without limiting the foregoing, the Loan Parties shall not amend or modify the provisions of the ABL Loan Documents if such amendment or modification, would violate the Intercreditor Agreement.
4-35.            Intentionally Omitted.
4-36.            Compliance with Leases.  Except as otherwise expressly permitted hereunder, (a) make all payments and otherwise perform all obligations in respect of all Leases to which any Loan Party or any of its Subsidiaries is a party, keep such Leases in full force and effect (b) not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled except in the ordinary course of business, consistent with past practices, (c) notify the Agent of any default by any party with respect to such Leases and cooperate with the Agent in all respects to cure any such default, and (d) cause each of its Subsidiaries to do the foregoing, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.
4-37.            Term Loan Account.  Following the funding of the proceeds of the Term Loans into the Term Loan Account, such proceeds will be retained in the Term Loan Account except to the extent applied in accordance with Section 2-1(a)(ii) and Section 2-1(b)(ii).
4-38.            Post-Closing Obligations.  The Loan Parties covenant and agree that the Loan Parties shall use commercially reasonable efforts to deliver to the Agent, within sixty (60) days following the Effective Date (or such later date as the Agent may agree in its discretion) and in form and substance reasonably satisfactory to the Agent, evidence of (i) termination of that certain UCC-1 financing statement filed against the Borrower on October 12, 2009 in favor of Pom-College Station, LLC with filing number 20093276844 (the “Pom-College UCC-1”), or (ii) amendment of the Pom-College UCC-1 to narrow the scope of the collateral described therein.

Article 5 - Financial Reporting and Performance Covenants:
5-1.              Maintain Records.  The Borrower shall, and shall cause each Guarantor to:
(a)            At all times, keep proper books of account, in which full, true, and accurate entries shall be made of all of the Loan Parties’ transactions, all in accordance with GAAP, applied consistently with all prior periods, to fairly reflect, in all material respects, the financial condition of the Loan Parties at the close of, and its results of operations for, the periods in question.
(b)            Timely provide the Agent with those financial reports, statements, and schedules required by this Article 5 or otherwise, each of which reports, statements and schedules shall be prepared, to the extent applicable, in accordance with GAAP (but for the absence of footnotes and year-end adjustments), applied consistently with all prior periods, to fairly reflect, in all material respects, the financial condition of the Loan Parties at the close of, and their results of operations for, the period(s) covered therein.
(c)            At all times, keep accurate (in all material respects) and current records of the Collateral including, without limitation, accurate current stock, cost, and sales records of its respective Inventory, accurately and sufficiently itemizing and describing the kinds, types, and quantities of Inventory and the cost and selling prices thereof.
(d)            At all times, retain Deloitte & Touche LLP, or such other independent certified public accountants who are reasonably satisfactory to the Agent and instruct such accountants to fully cooperate with, and be available to, the Agent to discuss a Loan Party’s financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Agent.  Agent shall give the Borrower an opportunity to participate in any discussions Agent has with Borrower’s certified public accountant pursuant to this Section 5-1.
5-2.              Access to Records.
(a)            The Borrower shall, and shall cause each Guarantor to, afford the Agent and the Agent’s representatives with access from time to time, during normal business hours and, unless an Event of Default exists, upon reasonable notice, as the Agent and such representatives may require to all properties owned by or over which a Loan Party has control.  The Agent and the Agent’s representatives shall have the right, and the Borrower will, and will cause each Guarantor to, permit the Agent and such representatives from time to time as the Agent and such representatives may request, during normal business hours and, unless an Event of Default exists, upon reasonable notice, to examine, inspect, copy, and make extracts from any and all of the Loan Parties’ books, records, electronically stored data, papers, and files pertaining to its business operations, financial information or the Collateral.  The Borrower shall, and shall cause the Guarantor to, make copying facilities reasonably available to the Agent.
(b)            The Borrower for itself, and as the sole shareholder or member, as applicable, of each Guarantor, hereby authorizes the Agent and the Agent’s representatives to:

 (i)            Inspect, copy, duplicate, review, cause to be reduced to hard copy, run off, draw off, and otherwise use any and all computer or electronically stored information or data which relates to the Loan Parties, whether in the possession of a Loan Party or in the possession of any service bureau, contractor, accountant, or other person, (and the Loan Parties each directs any such service bureau, contractor, accountant, or other person fully to cooperate with the Agent and the Agent’s representatives with respect thereto),  provided  that, except as set forth in Section 5-10 hereof, such inspections and reviews shall not be undertaken by the Agent as long as no Event of Default then exists and is continuing.
 (ii)            Verify at any time the Collateral or any portion thereof, including verification with Account Debtors, and/or with each Loan Party’s computer billing companies, collection agencies, and accountants and to sign the name of the Loan Party on any notice to such Loan Party’s Account Debtors or verification of the Collateral,  provided that, as long as no Event of Default exists and is continuing, the form and content of any such verification letters shall be subject to the prior approval of the Borrower (whose consent shall not be unreasonably withheld or delayed).
5-3.              Prompt Notice to Agent.
(a)            The Borrower shall, and shall cause each Guarantor to, provide the Agent with written notice promptly upon the occurrence of any of the following events, which written notice shall be with reasonable particularity as to the facts and circumstances in respect of which such notice is being given:
 (i)            Any change in a Loan Party’s executive officers.
 (ii)            The completion of any physical count of a Loan Party’s Inventory (together with a copy of the certified results thereof).
 (iii)            Any ceasing of any Loan Party making payment, in the ordinary course, to a material portion (in amount or number) of its creditors.
 (iv)            Any failure by a Loan Party to pay rent at any of the locations, which failure continues for more than twenty (20) Business Days following the day on which such rent first came due, except for Leases for such locations which have been terminated or abandoned by a Loan Party and except for amounts subject to a good faith dispute.
 (v)            Any material change in the business, operations, or financial affairs of a Loan Party.
 (vi)            The occurrence of any Suspension Event that has not been cured by the Loan Parties or waived by the Agent.
 (vii)            Any decision on the part of a Loan Party to discharge a Loan Party’s present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity (as to which, see Subsection 5-1(d)).

 (viii)            Any litigation which, if determined adversely to a Loan Party, would reasonably be expected to have a material adverse effect on the financial condition of such Loan Party.
 (ix)            The acquisition by a Loan Party of any Commercial Tort Claim.
 (x)            The intention by Borrower to treat the Term Loans and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), by delivering a duly completed copy of IRS Form 8886 or any successor form.
 (xi)            (x) The occurrence of any “Suspension Event” or “Event of Default” under the ABL Credit Agreement or any default or breach under any other Material Contract, (y) any proposed amendment to any of the ABL Loan Documents, the Sourcing Agreement or the Series B Documents, and (z) without waiving the Loan Parties’ obligations hereunder with respect to any such amendments described in the foregoing clause (y), upon the effectiveness of such amendments, the Borrower shall provide Agent with true and complete copies of such amendments.
 (xii)            The occurrence of a default or breach by any Loan Party under any Material Contract.
(b)            The Borrower shall, and shall cause each Guarantor to, provide the Agent, when received by the Borrower or Guarantor, with a copy of any management letter or similar communications from any accountant of the Borrower or Guarantor.
5-4.               Intentionally Omitted.
5-5.              Borrowing Base Certificates.  Monthly, within fifteen (15) days after the end of the Borrower’s prior fiscal month, the Borrower shall provide the Agent with a Borrowing Base Certificate showing the Borrowing Base  (Revolving Credit) and Borrowing Base (FILO) as of the close of business on the last day of the Borrower’s immediately preceding fiscal quarter month, each such Borrowing Base Certificate to be certified as complete and correct on behalf of the Borrower by a Responsible Officer of the Borrower.  Notwithstanding the foregoing, provided if at any time, an Event of Default exists (without, in any way, limiting the Agent’s Rights and Remedies) or if, at any time, the Availability (Revolving Credit) is less than fifteen percent (15%) of the lesser of (a) the Commitments (Revolving Credit) and (b) the Borrowing Base (Revolving Credit), then such Borrowing Base Certificate shall be delivered weekly, on the Wednesday of each such week until such time that the foregoing Availability (Revolving Credit) deficiency described in this proviso does not exist for a period of sixty (60) consecutive days as confirmed by the Agent, upon which, the Borrower’s obligation to deliver Borrowing Base Certificates shall revert to the other provisions of this Section 5-5, as applicable.
5-6.              Monthly Reports.  (a)  Within thirty (30) days following the end of each of the Borrower’s fiscal months, the Borrower shall provide the Agent with original counterparts of an internally prepared financial statement of the Loan Parties’ financial condition and the results of their respective operations for, the period ending with the end of the subject month, which financial statement shall include, at a minimum, a balance sheet, income statement (on a “consolidated” basis), cash flow and comparison of same store sales for the corresponding month of the then immediately previous year, as well as to the Business Plan, and management’s analysis and discussion of the operating results reflected therein.  At Agent’s request, Borrower shall provide the Agent with copies of the bank statements issued by Fidelity with respect to each Fidelity Account for the immediately preceding month.

(b)            The Borrower shall deliver to the Agent, within thirty (30) days after the end of Borrower’s fiscal month, a duly completed compliance certificate signed by a Responsible Officer of the Borrower which (among other things) includes a calculation of Liquidity, certifications (i) that no Suspension Event or Event of Default exists or, if any such Suspension Event or Event of Default shall exist, stating the nature and status of such event, (ii) that the aggregate balance in the Fidelity Accounts did or did not exceed $3,000,000.00 at any time during such fiscal month, and (iii) as to the identities of the Immaterial Subsidiaries as of the end of such fiscal month.  Notwithstanding the foregoing, provided if at any time, an Event of Default exists (without, in any way, limiting the Agent’s Rights and Remedies) or if, at any time, the Availability (Revolving Credit) is less than fifteen percent (15%) of the lesser of (a) the Commitments (Revolving Credit) and (b) the Borrowing Base (Revolving Credit), then compliance certificate shall be delivered weekly, on the Wednesday of each such week until such time that the foregoing Availability (Revolving Credit) deficiency described in this proviso does not exist for a period of sixty (60) consecutive days as confirmed by the Agent, upon which, the Borrower’s obligation to deliver compliance certificates shall revert to the other provisions of this Section 5-6(b), as applicable.
5-7.              Quarterly Reports.  Within forty-five (45) days following the end of each of the Borrower’s fiscal quarters, the Borrower shall provide the Agent with original counterparts of an internally prepared financial statement of the Loan Parties’ financial condition and the results of their respective operations for, the period ending with the end of the subject quarter, which financial statement shall include, at a minimum, a balance sheet, income statement (on a “consolidated” basis), cash flow and comparison of same store sales for the corresponding quarter of the then immediately previous year, as well as to the Business Plan, and management’s analysis and discussion of the operating results reflected therein.  The delivery either electronically or in paper to the Agent of the Borrower’s Form 10Q or Form 10K, as the case may be, which is filed with the Securities and Exchange Commission shall satisfy the Borrower’s obligations under this Section 5-7.
5-8.              Annual Reports.
(a)            Annually, within ninety (90) days following the end of the Borrower’s fiscal year, the Borrower shall furnish the Agent with an original signed counterpart of the Borrower’s Consolidated annual financial statement, which statement shall have been prepared by, and bear the unqualified opinion of, the Borrower’s independent certified public accountants (i.e.  said statement shall be “certified” by such accountants).  Such annual statement shall include, at a minimum (with comparative information for the then prior fiscal year) a balance sheet, income statement, statement of changes in shareholders’ equity, and cash flows.  The delivery either electronically or in paper to the Agent of the Borrower’s Form 10K which is filed with the Securities and Exchange Commission shall satisfy the Borrower’s obligations under this Section 5-8(a).

(b)            No later than the earlier of fifteen (15) days prior to the end of each of the Borrower’s fiscal years or the date on which such accountants commence their work on the preparation of the Borrower’s annual financial statement, the Borrower shall give written notice to such accountants (with a copy of such notice, when sent, to the Agent) that:
 (i)            Such annual financial statement will be delivered by the Borrower to the Agent.
 (ii)            It is an intention of the Loan Parties, in their engagement of such accountants, to satisfy the financial reporting requirements set forth in this Article 5.
 (iii)            The Loan Parties have been advised that the Agent and each Lender will rely thereon with respect to the administration of, and transactions under, the credit facility contemplated by this Agreement.
(c)            Each annual statement shall be accompanied by such accountant’s Certificate indicating that, in the preparation of such annual statement, such accountants did not conclude that any Suspension Event had occurred during the subject fiscal year (or if one or more had occurred, the facts and circumstances thereof).
5-9.              Fiscal Year.  The Borrower shall not change its fiscal year or permit any other Loan Party to change its fiscal year, or the accounting policies or reporting practices of the Loan Parties, except as required by GAAP; provided that, to the extent any such changes are required by GAAP, the Loan Parties shall promptly deliver notice of same to the Agent pursuant to  Section 5-3(a)(v) of this Agreement.
5-10.            Inventories, Appraisals, and Audits.
(a)            The Agent, at the expense of the Borrower, may observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of, and at the request of, a Loan Party.
(b)            The Loan Parties, at their own expense, shall cause not less than one (1) physical inventory to be undertaken in each twelve (12) month period during which this Agreement is in effect to be conducted by a national third party inventory taker.
(i)             The Loan Parties shall provide the Agent with a copy of the final results of each such inventory (as well as of any other physical inventory undertaken by a Loan Party) within fourteen (14) days following the completion of such inventory.
(ii)            The Borrower shall provide the Agent with a reconciliation of the results of each such inventory (as well as of any other physical inventory undertaken by a Loan Party) to the Loan Party’s books and records within forty-five (45) days following completion of such inventory.

 (iii)            The Agent, in its discretion, following the occurrence, and during the continuance, of a Suspension Event or an Event of Default, may cause such additional inventories to be taken as the Agent determines (each, at the expense of the Borrower).
 (iv)            The Agent, in its reasonable discretion, may cause such additional inventories to be taken as it deems necessary or appropriate (each at the expense of the Agent and Lenders).
(c)            Upon the Agent’s request from time to time, the Borrower shall, and shall cause each Guarantor to, permit the Agent to obtain appraisals conducted by such appraisers as are satisfactory to the Agent.  Without limiting the foregoing, the Agent may obtain periodic liquidation analyses with respect to the Collateral performed by Hilco Valuation Services, Great American Group or another valuation firm selected by the Agent; provided that the expense for any such appraisals shall be borne by the Agent and Lenders (except as provided in the following three sentences).  The  Agent may, in its discretion, undertake up to one (1) appraisal of the Collateral, at the Loan Parties’ expense, in each twelve (12) month period.  Notwithstanding the foregoing, to the extent that Availability (Revolving Credit) is at any time less than fifty percent (50%) of the lesser of the Commitments (Revolving Credit) or the Borrowing Base (Revolving Credit), then the Agent may, in its discretion, undertake up to two (2) appraisals of the Collateral at the Loan Parties’ expense, in each subsequent twelve (12) month period.  The Agent may cause additional appraisals of the Collateral to be undertaken (i) as Agent, using its reasonable discretion, deems necessary or appropriate, at the Lenders’ expense, or (ii) if required by applicable Requirements of Law or if a Suspension Event or Event of Default has occurred and is continuing, at the expense of the Borrower.
(d)            Upon the Agent’s request from time to time, the Borrower shall, and shall cause each other Loan Party to, permit the Agent to conduct commercial finance audits of the Borrower’s and the other Loan Parties’ books and records, provided that the expense for any such audits shall be borne by the Agent and Lenders (except as provided in the following three sentences).  The Agent may, in its discretion, undertake up to one (1) audit at the Loan Parties’ expense, in each twelve (12) month period.  Notwithstanding the foregoing, to the extent that Availability (Revolving Credit) is at any time less than fifty percent (50%) of the lesser of the Commitments (Revolving Credit) or the Borrowing Base (Revolving Credit), then the Agent may, in its discretion, undertake up to two (2) audits, at the Loan Parties’ expense, in each subsequent twelve (12) month period.  The Agent may cause additional audits to be undertaken (i) as Agent, using its reasonable discretion, deems necessary or appropriate, at the Lenders’ expense, or (ii) if required by applicable Requirements of Law or if a Suspension Event or Event of Default has occurred and is continuing, at the expense of the Borrower.
5-11.            Additional Financial Information.
(a)            In addition to all other information required to be provided pursuant to this Article 5, the Borrower promptly shall provide the Agent (and shall cause each other Loan Party and any other guarantor of the Liabilities to also provide the Agent), with such other and additional information concerning the Borrower or Guarantors, the Collateral, the operation of the Borrower’s or Guarantors’ business, and the Borrower’s or Guarantors’ financial condition, including original counterparts of financial reports and statements, as the Agent may from time to time reasonably request from the Borrower.

(b)            The Borrower may provide the Agent, at the Agent’s discretion, from time to time hereafter, with updated projections of the Loan Parties’ anticipated performance and operating results.
(c)            In all events, the Borrower, no sooner than ninety (90) nor later than thirty (30) days prior to the end of each of the Borrower’s fiscal years, shall furnish the Agent with an updated and extended balance sheet, income statement and cash flow statement (including models of Liquidity), prepared on a monthly basis and which shall go out at least through the end of the then next fiscal year.  Together with such updated and extended projections, the Borrower shall deliver to the Agent a description of the methodology and assumptions upon which the projections were prepared.
(d)            The Loan Parties each recognize that all appraisals, inventories, analyses, financial information, and other materials which the Agent may obtain, develop, or receive with respect to the Loan Parties is confidential to the Agent and that, except as otherwise provided herein, no Loan Party is entitled to receipt of any of such appraisals, inventories, analyses, financial information, and other materials, nor copies or extracts thereof or therefrom.
5-12.            Minimum Liquidity.
(a)            Only as long as any Tranche A Term Loan is outstanding, the Borrower shall not permit Liquidity, at any time, to be less than $70,000.000.00.
(b)            Notwithstanding anything to the contrary set forth herein or in any other Loan Document (i) no Tranche B Term Lender shall have any right to exercise, or direct the Agent to exercise or refrain from exercising, any right or remedy arising or available hereunder or under any other Loan Document upon the occurrence or during the continuance of a Default or an Event of Default if the only such Default or Event of Default that shall have occurred and be continuing is a Tranche A Financial Default and the Tranche A Term Lenders have taken no action under Article 11, (ii) no Tranche B Term Lender shall have any right to approve or disapprove (x) any amendment or modification to Section 5-12 or the definitions referenced therein to the extent affecting such Section or (y) any waiver of a Tranche A Financial Default and (iii) it is understood and agreed that any Tranche B Term Loan held by any Tranche B Term Lender shall be excluded from any vote of the Lenders (and shall be deemed to not be outstanding) for the purposes described in clause (i) above and clause (ii) above.  For the avoidance of doubt, nothing in this paragraph (b) shall in any way limit or restrict the rights or remedies of the Tranche B Term Lenders in connection with any Default or Event of Default other than a Tranche A Financial Default (whether arising before or after the occurrence of the Tranche A Financial Default) or the right of any Tranche B Term Lenders to approve or disapprove any amendment or modification to any other provision hereof or of any other Loan Document, or to waive any Default or Event of Default other than a Tranche A Financial Default.

Article 6 - Use and Collection of Collateral:
6-1.               Use of Inventory Collateral.
(a)            The Borrower shall not, and shall cause each other Loan Party not to, engage in any sale of the Inventory other than for fair consideration in the conduct of the Borrower’s or any other Loan Party’s business in the ordinary course (other than promotions, markdowns, and discounts in the ordinary course of business) nor shall either engage in sales or other dispositions to creditors in reduction or satisfaction of such creditors’ claims; sales or other dispositions in bulk; or any use of any of the Inventory in breach of any provision of this Agreement.  Notwithstanding the foregoing, the Loan Parties may “job-out” end of season and slow-moving Inventory, provided that the Inventory so disposed of does not exceed five percent (5%) of the Loan Parties’ aggregate retail receipts in any fiscal year.
(b)            No sale of Inventory shall be on consignment, approval, or under any other circumstances such that, with the exception of the Loan Parties’ customary return policy applicable to the return of inventory purchased by the Loan Parties’ retail customers in the ordinary course, such Inventory may be returned to the Loan Parties without the consent of the Agent.
6-2.              Adjustments and Allowances.  A Loan Party may grant such allowances or other adjustments to such Loan Party’s Account Debtors as the Loan Party, respectively, may reasonably deem to accord with sound business practice, provided, however, the authority granted the Loan Parties pursuant to this Section 6-2 may be limited or terminated by the Agent at any time after the occurrence, and during the continuance, of an Event of Default in the Agent’s discretion.
6-3.              Validity of Accounts.
(a)            The amount of each Account shown on the books, records, and invoices of the Loan Parties represented as owing by each Account Debtor is and will be the correct amount actually owing by such Account Debtor (subject to adjustments for returned Inventory in the ordinary course of business) and shall have been fully earned by performance by such Loan Party.
(b)            The Agent, from time to time (at the expense of the Borrower in each instance), may verify the validity, amount, and all other matters with respect to the Receivables Collateral directly with Account Debtors (including without limitation, by forwarding balance verification requests to each Loan Party’s Account Debtors), and with each Loan Party’s accountants, collection agents, and computer service bureaus (each of which is hereby authorized and directed to cooperate in full with the Agent and to provide the Agent with such information and materials as the Agent may request),  provided that, as long as no Event of Default exists and is continuing, the form and content of any such verification letters shall be subject to the prior approval of the Borrower (whose consent shall not be unreasonably withheld or delayed).
(c)            No Loan Party has knowledge of any impairment of the validity or collectability of any of the Accounts (other than customary adjustments and chargebacks in the ordinary course of business) and shall notify the Agent of any such fact immediately after a Loan Party becomes aware of any such impairment.

(d)            Except as set forth in EXHIBIT 6-3, no Loan Party shall post any bond to secure a Loan Party’s performance under any agreement to which a Loan Party is a party nor cause any surety, guarantor, or other third party obligee to become liable to perform any obligation of a Loan Party (other than to the Agent or ABL Agent) in the event of Loan Party’s failure so to perform, if the amount of any such bond or other obligation of a Loan Party exceeds $50,000 in any one instance, and after giving effect to all existing bonds and obligations permitted hereunder, the aggregate amount thereof does not exceed $1,000,000.
6-4.              Notification to Account Debtors.  Subject to the Intercreditor Agreement, the Agent shall have the right at any time after the occurrence, and during the continuance, of an Event of Default, to notify any of a Loan Party’s Account Debtors to make payment directly to the Agent and to collect all amounts due on account of the Collateral.
Article 7 - [Intentionally Omitted].
Article 8 - Grant of Security Interest:
8-1.              Grant of Security Interest.  To secure the Borrower’s prompt, punctual, and faithful performance of all and each of the Liabilities, the Borrower hereby grants to the Agent, for the ratable benefit of itself and the other Credit Parties, a continuing security interest in and to, and assigns to the Agent, for the ratable benefit of itself and the other Credit Parties, all of the assets of the Borrower, including the following, and each item thereof, whether now owned or now due, or in which the Borrower has an interest, or hereafter acquired, arising, or to become due, or in which the Borrower obtains an interest, and all products, Proceeds, substitutions, and accessions of or to any of the following (all of which, together with any other property in which the Agent may in the future be granted a security interest, is referred to herein as the “Collateral”):
(a)            All Accounts and Accounts Receivable;
(b)            All Inventory;
(c)            All General Intangibles, including, without limitation, (i) all Intellectual Property, and (ii) all Payment Intangibles;
(d)            All Equipment;
(e)            All Goods;
(f)            All Fixtures;
(g)            All Chattel Paper;
(h)            All Letter of Credit Rights;

(i)              All Supporting Obligations;
(j)              All Investment Property, Instruments, Documents, Deposit Accounts, money, policies and certificates of insurance, deposits, impressed accounts, compensating balances, cash, or other property;
(k)            All Commercial Tort Claims, including, without limitation, the Commercial Tort Claims described in Section 12 of that certain Perfection Certificate dated as of the Effective Date by the Loan Parties in favor of the Agent and the ABL Agent, among others;
(l)              All insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds, and premium rebates pertaining to any of the items described in the foregoing clauses (a) through (k);
(m)            All liens, guaranties, rights, remedies, and privileges pertaining to any of the items described in the foregoing clauses (a) through (l), including the right of stoppage in transit; and
(n)            All books, records, and information pertaining to any of the items described in the foregoing clauses (a) through (m) and/or to the operation of the Borrower’s business, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded, and maintained;
provided that, the Collateral shall not include Excluded Assets.
Notwithstanding anything to the contrary contained herein, the Borrower shall not be required to perfect any security interest to the Agent in any Collateral to the extent (i) the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined and agreed in writing by the Borrower and the Agent, (ii) of any actions with respect to assets located outside of the United States, (iii) such Collateral consists of vehicles or other assets subject to certificates of title, or (iv) assets consisting of letter-of-credit rights not constituting Term Priority Collateral to the extent not perfected by the filing of a Form UCC-1 financing statement.  Notwithstanding the foregoing or any other provision in any Loan Document to the contrary, all assets included as “Collateral” under the ABL Loan Documents shall be included as “Collateral” hereunder and under the other Loan Documents.
8-2.               Extent and Duration of Security Interest.  This grant of a security interest shall continue in full force and effect applicable to all Liabilities, until the End Date and the specific termination  in writing by a duly authorized officer of the Agent (which the Agent agrees to do on the End Date) of  the security interest granted herein.
8-3.              Use of Assets.  Without limiting any other rights or remedies of the Agent hereunder, the Borrower and each other Loan Party hereby covenant and agree that Agent shall, in connection with the disposition of the Collateral, following any Event of Default, have an irrevocable license to use any assets of the Loan Parties (in addition to those assets constituting Collateral), including all general intangibles, furniture, fixtures and equipment contained in any premises owned or occupied by any Loan Party without cost, subject to the rights, if any, of third parties in such other assets.  Neither the Agent nor any Lender shall have any obligation or liability with respect to the use of any assets of the Loan Parties, except with respect to the gross negligence or willful misconduct of the Agent or such Lender.

8-4.              Real Estate Collateral.
(a)            Lien on Real Estate.  The obligations of the Loan Parties hereunder shall also be secured by Mortgages upon all Real Estate owned by Borrower, other than any Real Estate constituting an Excluded Asset.  The Mortgages shall be duly recorded, at Borrower's expense, in each office where such recording is required to constitute a fully perfected lien on the Real Estate covered thereby.  If Borrower acquires Real Estate hereafter, Borrower shall, within 60 days, execute, deliver and record a Mortgage sufficient to create a first priority lien in favor of Agent on such Real Estate, and shall deliver all Related Real Estate Documents.
Article 9 - Agent As Borrower’s Attorney-In-Fact:
9-1.              Appointment as Attorney‑In‑Fact.  The Borrower hereby irrevocably constitutes and appoints the Agent as the Borrower’s true and lawful attorney, with full power of substitution, exercisable only after the occurrence, and during the continuance, of an Event of Default, to convert the Collateral into cash at the sole risk, cost, and expense of the Borrower, but for the sole benefit of the Agent.  The rights and powers granted the Agent by this appointment include but are not limited to the right and power to:
(a)            Prosecute, defend, compromise, or release any action relating to the Collateral.
(b)            Sign change of address forms to change the address to which the Borrower’s mail is to be sent to such address as the Agent shall designate; receive and open the Borrower’s mail; remove any Receivables Collateral and Proceeds of Collateral therefrom and turn over the balance of such mail either to the Borrower or to any trustee in bankruptcy, receiver, assignee for the benefit of creditors of the Borrower, or other legal representative of the Borrower whom the Agent determines to be the appropriate person to whom to so turn over such mail.
(c)            Endorse the name of the Borrower in favor of the Agent upon any and all checks, drafts, notes, acceptances, or other items or instruments; sign and endorse the name of the Borrower on, and receive as secured party, any of the Collateral, any invoices, schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title respectively relating to the Collateral.
(d)            Sign the name of the Borrower on any notice to the Borrower’s Account Debtors or verification of the Receivables Collateral; sign the Borrower’s name on any proof of claim in Bankruptcy against Account Debtors, and on notices of lien, claims of mechanic’s liens, or assignments or releases of mechanic’s liens securing the Accounts.
(e)            Take all such action as may be necessary to obtain the payment of any letter of credit and/or banker’s acceptance of which the Borrower is a beneficiary.

(f)            Repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of the Borrower.
(g)            Use, license or transfer any or all General Intangibles of the Borrower.
9-2.              No Obligation to Act.  The Agent shall not be obligated to do any of the acts or to exercise any of the powers authorized by Section 9-1 herein, but if the Agent elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, provided that, if the Agent elects to use or license any General Intangibles of the Borrower consisting of trademarks, copyrights or similar property, the Agent shall use reasonable efforts to preserve and maintain any such trademark, copyright or similar property (but nothing contained herein shall obligate the Agent or any Lender to undertake (or refrain from undertaking) any specific action with respect thereto).  Neither the Agent or any Lender shall be responsible to the Borrower for any act or omission to act pursuant to Section 9-1, except to the extent that the subject act or omission to act had been grossly negligent or in actual bad faith.
Article 10 - Events of Default:
The occurrence of any event described in this Article 10 shall constitute an “Event of Default” herein.  Upon the occurrence of any Event of Default described in Section 10-13, any and all Liabilities shall become due and payable without any further act on the part of the Agent or any Lender.  Upon the occurrence, and during the continuance, of any other Event of Default, any and all Liabilities shall become immediately due and payable, at the option of the Agent and without notice or demand.  The occurrence and continuance of any Event of Default shall also constitute, without notice or demand, a default under all other Loan Documents, whether such Loan Documents now exist or hereafter arise.
10-1.            Failure to Pay Term Loans.  The failure by the Borrower to pay any principal amount of the Term Loans when due.
10-2.            Failure To Make Other Payments.  The failure by the Borrower to pay when due (or upon demand, if payable on demand) any payment Liability within five (5) days of the date when due other than the principal amount of the Term Loans.
10-3.            Failure to Perform Covenant or Liability (No Grace Period).  The failure by the Loan Parties to promptly, punctually, faithfully and timely perform, discharge, or comply with any covenant or Liability not otherwise described in Section 10-1 or Section 10-2 hereof, and included in any of the following provisions hereof:

Section	Relates to
4-5	Location of Collateral
4-6	Title to Assets
4-7	Indebtedness
4-8(b)	Insurance Policies
4-29	Restricted Payments
4-30	Solvency
4-34	Amendment of Material Documents
4-37	Term Loan Account
5-3(a)(ii)	Notice Regarding Material Contracts
5-12	Minimum Liquidity
6	Use of Collateral
8-4	Real Estate Collateral
; provided that any failure to observe or perform any covenant or agreement contained in Sections 5-12 shall not constitute an Event of Default with respect to the Tranche B Term Loans so long as the Tranche A Term Lenders have not taken any action pursuant to Article 11.
10-4.            Failure to Perform Covenant or Liability (Limited Grace Period).  The failure by the Loan Parties to promptly, punctually and faithfully perform, discharge, or comply with any covenant under Sections 4-13, 4-22, 4-23, and Article 5 hereof (except as to Section 5-12, which is governed by the provisions of Section 10-3 above and Section 5-5, but only to the extent governed by the provisions of Section 10-5 below), in each instance within five (5) days after the date on which such covenant was to have been performed, discharged, or complied with.
10-5.            Intercreditor Agreement.  (i) The Intercreditor Agreement shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the obligations under the ABL Credit Agreement; or (ii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Intercreditor Agreement, (B) that the Intercreditor Agreement exists for the benefit of the Agent and the Lenders or (C) that all payments of principal of or premium and interest on the obligations under the ABL Credit Agreement, or realized from the liquidation of any property of any Loan Party, shall be subject to the Intercreditor Agreement.
10-6.            Failure to Perform Covenant or Liability (Grace Period).  The failure by the Loan Parties to promptly, punctually and faithfully perform, discharge, or comply with any covenant hereunder or under any other Loan Document or with any Liability not described in any of Sections 10-1, 10-2, 10-3 or 10-4 hereof, in each instance within fifteen (15) days after the date on which such covenant was to have been performed, discharged, or complied with.
10-7.            Misrepresentation.  Any representation, warranty or certification at any time made by the Borrower to the Agent and/or Lenders is not true or complete in all material respects when given.

10-8.            Default of Other Debt.  The occurrence of any event such that any Material Indebtedness could then be accelerated (whether or not the subject creditor takes any action on account of such occurrence), provided that if such event is waived in writing by the holder of the Indebtedness prior to the exercise of remedies by the Agent hereunder, the occurrence of such event shall not constitute an Event of Default hereunder.
10-9.            Default of Leases.  The occurrence of any event such that any Lease or Leases of the Borrower could then be terminated (whether or not any or all of the subject lessors take any action on account of such occurrence) and such termination (individually or together with all other such terminations) could reasonably likely have a Material Adverse Effect,  provided  that if such event is waived in writing by the subject lessors prior to the exercise of remedies by the Agent hereunder, the occurrence of such event shall not constitute an Event of Default hereunder.
10-10.         Uninsured Casualty Loss.  The occurrence of any uninsured loss, theft, damage, or destruction of or to any material portion of the Collateral, having an aggregate value in excess of $1,500,000.00.
10-11.         Judgment.  Restraint of Business.
(a)            The entry of any uninsured judgment against the Borrower, in excess of $5,000,000.00, individually or in the aggregate, which judgment is not satisfied (if a money judgment) or appealed from (with execution or similar process stayed) within thirty (30) days of its entry.
(b)            The entry of any order or the imposition of any other process having the force of law, in either case applicable specifically to the Borrower, the effect of which is to restrain in any materially adverse way the conduct by the Borrower of its business in the ordinary course, which order is not dissolved within ten (10) days of its imposition.
10-12.         Business Failure.  Any act by, against, or relating to the Borrower, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee, or other person, pursuant to court action or otherwise, over all, or any material part of the Borrower’s property; the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of the Borrower generally; the offering by or entering into by the Borrower of any composition, extension, or any other arrangement seeking relief generally from or extension of the debts of the Borrower; or the initiation of any judicial or non‑judicial proceeding or agreement by, against, or including the Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors,  provided  that, if such proceeding is initiated against the Borrower, an Event of Default shall not arise hereunder unless such proceeding is not timely contested in good faith by the Borrower by appropriate proceedings or, if so contested, is not dismissed within sixty (60) days of when initiated; and/or the initiation by or on behalf of the Borrower of the liquidation or winding up of all or any material part of the Borrower’s business or operations.
10-13.         Bankruptcy.  The failure by the Borrower to generally pay the debts of the Borrower as they mature; adjudication of bankruptcy or insolvency relative to the Borrower; the entry of an order for relief or similar order with respect to the Borrower in any proceeding pursuant to the Bankruptcy Code or any other federal bankruptcy law; the filing of any complaint, application, or petition by the Borrower initiating any matter in which the Borrower is or may be granted any relief from its debts generally pursuant to the Bankruptcy Code or any other insolvency statute or procedure of general application; the filing of any complaint, application, or petition against the Borrower initiating any matter in which the Borrower is or may be granted any relief from its debts generally pursuant to the Bankruptcy Code or any other insolvency statute or procedure of general application, which complaint, application, or petition is not timely contested in good faith by the Borrower by appropriate proceedings or, if so contested, is not dismissed within sixty (60) days of when filed.

10-14.         Indictment ‑ Forfeiture.  Any Loan Party is (A) criminally indicted or convicted of a felony for fraud or dishonesty in connection with the Loan Parties’ business, or (B) charged by a governmental authority under any law that would reasonably be expected to lead to forfeiture of any material portion of Collateral, or (ii) any director or senior officer of any Loan Party is (A) criminally indicted or convicted of a felony for fraud or dishonesty in connection with the Loan Parties’ business, unless such director or senior officer promptly resigns or is removed or replaced or (B) charged by a governmental authority under any law that would reasonably be expected to lead to forfeiture of any material portion of Collateral.
10-15.         Default by Guarantor or Subsidiary.  The occurrence of any of the foregoing Events of Default with respect to any Guarantor of the Liabilities, or the occurrence of any of the foregoing Events of Default with respect to any Subsidiary of the Borrower, as if such guarantor or Subsidiary were the “Borrower” described therein.
10-16.         Termination of Guaranty.  The termination or attempted termination of any Guaranty Agreement by any Guarantor of the Liabilities (other than in accordance with its terms or as permitted by the Lenders).
10-17.         Challenge to Loan Documents.
(a)            Any challenge by or on behalf of the Borrower, any Guarantor, or any other guarantor of the Liabilities to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto.
(b)            Any determination by any court or any other judicial or government authority that the Loan Documents, taken as a whole, are not enforceable strictly in accordance with their terms or which voids, avoids, limits, or otherwise adversely affects any security interest created by any Loan Document or any payment made pursuant thereto.
10-18.         ERISA.  (i) An ERISA Event occurs with respect to a pension plan or multiemployer plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the pension plan, multiemployer plan or the Pension Benefit Guaranty Corporation in an aggregate amount in excess of $5,000,000.00 or which would reasonably likely result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a multiemployer plan in an aggregate amount in excess of $5,000,000.00 or which would reasonably likely result in a Material Adverse Effect.

10-19.         Material Contracts.  Any Loan Party or any Subsidiary thereof fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Contract or fails to observe or perform any other agreement or condition relating to any such Material Contract or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the counterparty to such Material Contract to terminate such Material Contract.
10-20.         Change in Control.  Any Change in Control.
10-21.        Sourcing Agreement.  The occurrence of a breach by the Borrower with respect to its obligations under the Sourcing Agreement giving rise to a right on the part of MGF Sourcing to terminate the Sourcing Agreement in accordance with Section 12(a) of the Sourcing Agreement.
Article 11 - Rights and Remedies Upon Default:
In addition to all of the rights, remedies, powers, privileges, and discretions which the Agent is provided prior to the occurrence of an Event of Default, the Agent shall have the following rights and remedies upon the occurrence, and during the continuance, of any Event of Default.
11-1.            Rights of Enforcement.  The Agent shall have all of the rights and remedies of a secured party upon default under the UCC, as well as all other rights and remedies afforded to the Agent under applicable state, federal, and international laws.  In addition to which, the Agent may, or, at the request of the Lender with Required Consent, shall, subject to the Intercreditor Agreement, take any or all of the following actions:
(a)            declare the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower.
(b)            To take possession of all or any portion of the Collateral.
(c)            To sell, lease, or otherwise dispose of any or all of the Collateral, in its then condition or following such preparation or processing as the Agent deems advisable and with or without the taking of possession of any of the Collateral.
(d)            To conduct one or more going out of business sales which include the sale or other disposition of the Collateral.
(e)            To apply the Proceeds of the Collateral towards (but not necessarily in complete satisfaction of) the Liabilities.

(f)             To exercise all or any of the rights, remedies, powers, privileges, and discretions under all or any of the Loan Documents.
11-2.            Sale of Collateral.
(a)            Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as the Agent deems advisable, having due regard to compliance with any statute or regulation which might affect, limit, or apply to the Agent’s disposition of the Collateral.
(b)            The Agent, in the exercise of the Agent’s rights and remedies upon default, may conduct one or more going out of business sales, in the Agent’s own right or by one or more agents and contractors.  Such sale(s) may be conducted upon any premises owned, leased, or occupied by the Borrower.  The Agent and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Agent or such agent or contractor).  Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Agent or such agent or contractor and neither the Borrower nor any Person claiming under or in right of the Borrower shall have any interest therein.
(c)            Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Agent shall provide the Borrower with such notice as may be practicable under the circumstances), the Agent shall give the Borrower at least ten (10) days prior written notice of the date, time, and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made.  The Borrower agrees that such written notice shall satisfy all requirements for notice to the Borrower which are imposed under the UCC or other applicable Requirements of Law with respect to the exercise of the Agent’s rights and remedies upon default.
(d)            The Agent may purchase the Collateral, or any portion of it at any sale held under this Article (to the extent permitted by applicable Requirements of Law).
(e)            Subject to the terms and provisions of the Agency Agreement, upon the occurrence and during the continuance of an Event of Default, the Agent shall apply the proceeds of any Collateral in the following order:
First:	To all costs and expenses incurred by the Agent under this Agreement, or any other Loan Document, including all Costs of Collection.
Second:	To accrued and unpaid interest on the Tranche A Term Loans to the Lenders until all accrued and unpaid interest on the Tranche A Term Loans has been paid in full.
Third:	To the principal balance of the remaining Tranche A Term Loans to the Lenders until the unpaid principal balance of the Tranche A Term Loans has been paid in full.

Fourth:	To the principal balance of the remaining Tranche B Term Loans to the Lenders until the unpaid principal balance of the Tranche B Term Loans has been paid in full.
Fifth:	To all fees due under this Agreement or any other Loan Document, until the remaining balance of all fees have been paid in full.
Sixth:	To all other Liabilities, until such Liabilities have been paid in full.
Seventh:	As provided under applicable Requirements of Law, to each Person then entitled thereto.

11-3.            Occupation of Business Location.  In connection with the Agent’s exercise of the Agent’s rights under this Article 11, the Agent may enter upon, occupy, and use any premises owned or occupied by the Borrower, and may exclude the Borrower from such premises or portion thereof as may have been so entered upon, occupied, or used by the Agent.  The Agent shall not be required to remove any of the Collateral from any such premises upon the Agent’s taking possession thereof, and may render any Collateral unusable to the Borrower.  In no event shall the Agent or any Lender be liable to the Borrower for use or occupancy by the Agent of any premises pursuant to this Article 11 except to the extent acting in violation of Leases in doing so, nor for any charge (such as wages for the Borrower’s employees and utilities) incurred in connection with the Agent’s exercise of the Agent’s Rights and Remedies, except for such charges which are incurred as a result of the Agent’s or such Lender’s gross negligence or willful misconduct.
11-4.            Grant of Nonexclusive License.  The Borrower hereby grants to the Agent a royalty free nonexclusive irrevocable license, exercisable upon the occurrence, and during the continuance, of an Event of Default, to use, apply, and affix any trademark, trade name, logo, or the like in which the Borrower now or hereafter has rights, such license being with respect to the Agent’s exercise of the rights hereunder including, without limitation, in connection with any completion of the manufacture of Inventory or sale or other disposition of Inventory.  In exercising its rights under such license, the Agent shall use reasonable efforts to preserve and maintain any such trademark, trade name, or logo, but nothing contained herein shall obligate the Agent to undertake (or refrain from undertaking) any specific action and neither the Agent nor any Lender shall, under any circumstances, have any liability to the Borrower, except for such which are a result of the Agent’s or such Lender’s gross negligence or willful misconduct.
11-5.            Assembly of Collateral.  The Agent may require the Borrower to assemble the Collateral and make it available to the Agent at the Borrower’s sole risk and expense at a place or places which are reasonably convenient to both the Agent and Borrower.
11-6.            Rights and Remedies.  The rights, remedies, powers, privileges, and discretions of the Agent hereunder (herein, the “Agent’s Rights and Remedies”) shall be cumulative and not exclusive of any rights or remedies which it would otherwise have.  No delay or omission by the Agent in exercising or enforcing any of the Agent’s Rights and Remedies shall operate as, or constitute, a waiver thereof.  No waiver by the Agent of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement.  No single or partial exercise of any of the Agent’s Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Agent and any person, at any time, shall preclude the other or further exercise of the Agent’s Rights and Remedies.  No waiver by the Agent of any of the Agent’s Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver.  All of the Agent’s Rights and Remedies and all of the Agent’s rights, remedies, powers, privileges, and discretions under any other agreement or transaction are cumulative, and not alternative or exclusive, and may be exercised by the Agent at such time or times and in such order of preference as the Agent in its sole discretion may determine.  The Agent’s Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Liabilities.

11-7.            Warehouse Bailment Agreement.  Notwithstanding anything contained in the Warehouse Bailment Agreement entered into or to be entered into by and among GSI Commerce Solutions, Inc., the Borrower and the Agent, but without limiting the Agent’s other rights and remedies set forth in Article 11 arising upon the occurrence of an Event of Default, the demands, notices, directions and orders contemplated by Sections F(3), G and J thereof may only be given by the Agent after the occurrence and during the continuance of an Event of Default.
Article 12 - Notices:
12-1.            Notice Addresses.  All notices, demands, and other communications made in respect of this Agreement shall be made to the following addresses, each of which may be changed upon seven (7) days written notice to all others given by certified mail, return receipt requested:
If to the Agent:	c/o Sycamore Partners
9 West 57th Street, 31st Floor
New York, New York 10019
Attention: Stefan Kaluzny
John Woodworth
Fax: (212) 796-8560
Email: skaluzny@sycamorepartners.com
jwoodworth@sycamorepartners.com

With a copy to (which copy shall not constitute notice):

Law Offices of Gary M. Holihan, P.C.
2345 Larkdale Drive
Glenview, IL 60025
Email: garyholihan@gmail.com

And:

Winston & Strawn LLP
35 W. Wacker Drive
Chicago, IL 60601-9703
Attention: Gregory S. Murray
Fax: (312) 558-5700
Email: gmurray@winston.com

If to the Borrower
or any other Loan
Party:	Aeropostale, Inc.
125 Chubb Avenue
Lyndhurst, New Jersey 07071
Attention: Joseph Pachella, GVP and Treasurer
Fax: (973) 872-5650
Email: jpachella@aeropostale.com

With copies to (which copies shall not constitute notice):

Marc G. Schuback, Esquire
General Counsel
Aeropostale, Inc.
112 West 34th Street, 22nd Floor
New York, New York 10120
Fax: (646) 619-4873
Email: mschuback@aeropostale.com

and

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Douglas R. Urquhart
Email: douglas.urquhart@weil.com

12-2.            Notice Given.
(a)            Except as otherwise specifically provided herein, notices shall be deemed made and correspondence received, as follows (all times being local to the place of delivery or receipt):
 (i)            By mail:  the sooner of when actually received or three (3) days following deposit in the United States mail, postage prepaid.
 (ii)            By recognized overnight express delivery:  the Business Day following the day when sent.

 (iii)            By Hand:  If delivered on a Business Day after 9:00 AM and no later than three (3) hours prior to the close of customary business hours of the recipient, when delivered.  Otherwise, at the opening of the then next Business Day.
 (iv)            By Facsimile or electronic transmission (which must include a header on which the party sending such transmission is indicated):  If sent on a Business Day after 9:00 AM and no later than three (3) hours prior to the close of customary business hours of the recipient, one (1) hour after being sent.  Otherwise, at the opening of the then next Business Day.
(b)            Rejection or refusal to accept delivery and inability to deliver because of a changed address or Facsimile Number for which no due notice was given shall each be deemed receipt of the notice sent.
Article 13 - Survival; Release of Collateral:
13-1.            On the Term A Maturity Date (or such earlier date upon which the Tranche A Term Loans shall have become due and payable pursuant to this Agreement), the Borrower shall pay the Agent (whether or not then due), in immediately available funds, all of the Liabilities in respect of the Tranche A Term Loans (other than indemnities, not then due and payable, which survive repayment of the Tranche A Term Loans), including, without limitation, all unreimbursed costs and expenses of the Agent in respect of the Tranche A Term Loans for which the Borrower is responsible.  On the Term B Maturity Date (or such earlier date upon which the Tranche B Term Loans shall have become due and payable pursuant to this Agreement), the Borrower shall pay the Agent (whether or not then due), in immediately available funds, all of the Liabilities in respect of the Tranche B Term Loans (other than indemnities, not then due and payable, which survive repayment of the Tranche B Term Loans), including, without limitation, all unreimbursed costs and expenses of the Agent in respect of the Tranche B Term Loans for which the Borrower is responsible.  Until such payment described in the first and second sentences of this Section 13-1, all provisions of this Agreement shall remain in full force and effect until all Liabilities (other than indemnities, not then due and payable, which survive repayment of the Term Loans) shall have been paid in full.
13-2.            Subject to the terms of the Intercreditor Agreement, if any of the Collateral shall be sold, transferred or otherwise disposed of by the Borrower or any other Loan Party in a transaction permitted by this Agreement (including by way of merger, consolidation or in connection with the sale of a Subsidiary permitted hereunder), then the Liens created by any of the Loan Documents on such property shall be automatically released (without need for further action by any person) and in connection therewith, upon receipt by the Agent of a certificate of the Borrower to the effect that such transaction and the disposition of the proceeds thereof will comply with the terms of this Agreement (with such supporting detail as the Agent may reasonably request), the Agent, at the request and sole expense of the Borrower or such other Loan Party, shall execute and deliver without recourse, representation or warranty all releases or other documents necessary or desirable to evidence the release of the Liens created under any of the Loan Documents on such Collateral.

Article 14 - General:
14-1.            Protection of Collateral.  Neither the Agent nor any Lender has a duty as to the collection or protection of the Collateral beyond the safe custody of such of the Collateral as may come into the possession of the Agent and shall have no duty as to the preservation of rights against prior parties or any other rights pertaining thereto.  With the Borrower’s prior approval (which shall not be unreasonably delayed or withheld), the Agent may include reference to the Borrower (and may utilize any logo or other distinctive symbol associated with the Borrower) in connection with any advertising, promotion, or marketing undertaken by the Agent.
14-2.            Successors and Assigns.  This Agreement shall be binding upon the Borrower and the Borrower’s representatives, successors, and assigns and shall inure to the benefit of the Agent, the Lenders and their respective successors and assigns, provided, however, no trustee or other fiduciary appointed with respect to the Borrower shall have any rights hereunder.  In the event that the Agent or any Lenders, in accordance with the provisions of Section 2-23 hereof, assign or transfer their respective rights under this Agreement, the assignee shall thereupon succeed to and become vested with all rights, powers, privileges, and duties of such assignor hereunder to the extent of such assignment, and, with respect to the interest so assigned, such assignor shall thereupon be discharged and relieved from its duties and obligations hereunder.
14-3.            Severability.  Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.
14-4.            Amendments.  Course of Dealing.
(a)            This Agreement and the other Loan Documents incorporate all discussions and negotiations between the Borrower, the Agent, and the Lenders, either express or implied, concerning the matters included herein and in such other instruments, any custom, usage, or course of dealings to the contrary notwithstanding.  No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions thereof.  No failure by the Agent to give notice to the Borrower of the Borrower’s having failed to observe and comply with any warranty or covenant included in any Loan Document shall constitute a waiver of such warranty or covenant or the amendment of the subject Loan Document.
(b)            The Borrower may undertake any action otherwise prohibited hereby, and may omit to take any action otherwise required hereby, upon and with the express prior written consent of the Agent, subject to the terms and conditions of the Agency Agreement.  No consent, modification, amendment, or waiver of any provision of any Loan Document shall be effective unless executed in writing by or on behalf of the party to be charged with such modification, amendment, or waiver (and if such party is the Agent, then by a duly authorized officer thereof); provided, however that with respect to any amendment, supplement, modification, waiver or other action described above with respect to Section 5-12 or definitions that affect such Section or any waiver with respect to a Tranche A Financial Default, the Lenders shall be determined excluding the Tranche B Term Lenders.  Any modification, amendment, or waiver provided by the Agent shall be in reliance upon all representations and warranties theretofore made to the Agent by or on behalf of the Borrower (and any guarantor, endorser, or surety of the Liabilities) and consequently may be rescinded in the event that any of such representations or warranties was not true and complete in all material respects when given.

14-5.            Power of Attorney.  In connection with all powers of attorney included in this Agreement, the Borrower hereby grants unto the Agent full power to do any and all things necessary or appropriate in connection with the exercise of such powers as fully and effectually as the Borrower might or could do, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement.  No power of attorney set forth in this Agreement shall be affected by any disability or incapacity suffered by the Borrower and each shall survive the same.  All powers conferred upon the Agent by this Agreement, being coupled with an interest, shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Agent.
14-6.            Application of Proceeds.  Except as otherwise provided in Section 11-2(e) hereof, the proceeds of any collection, sale, or disposition of the Collateral, or of any other payments received hereunder, shall be applied towards the Liabilities in such order and manner as the Agent determines in its sole discretion.  The Borrower shall remain liable for any deficiency remaining following such application.
14-7.            Costs and Expenses of Agent and Lenders.
(a)            The Borrower shall pay on demand all Costs of Collection and all reasonable expenses of the Agent and Lenders in connection with the preparation, execution, and delivery of this Agreement and of any other Loan Documents, whether now existing or hereafter arising, and all other reasonable expenses which may be incurred by the Agent and Lenders in preparing or amending this Agreement and all other agreements, instruments, and documents related thereto, or otherwise incurred with respect to the Liabilities, and all other costs and expenses of the Agent and Lenders which relate to the credit facility contemplated hereby.
(b)            The Borrower shall pay on demand all reasonable and documented out-of-pocket costs and expenses incurred (including reasonable and documented out-of-pocket costs and expenses of one counsel to the Agent and the Lenders taken as a whole, and, if necessary, one local counsel in each relevant jurisdiction and special counsel for each relevant specialty and, in the event of any actual or potential conflict of interest where such Agent or Lender affected by such conflict informs the Borrower of such conflict, one additional counsel in each relevant jurisdiction for each Lender or group of Lenders or Agent subject to such conflict) incurred, following the occurrence, and during the continuance, of any Event of Default, by the Agent and Lenders in connection with the enforcement, attempted enforcement, or preservation of any rights and remedies under this, or any other Loan Document, as well as any such costs and expenses in connection with any “workout”, forbearance, or restructuring of the credit facility contemplated hereby.
(c)            The Borrower authorizes the Agent to pay all such fees and expenses and in the Agent’s discretion, to add such fees and expenses to the Loan Account.

(d)            The undertaking on the part of the Borrower in this Section 14-7 shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Agent or any Lender in favor of the Borrower, other than a termination, release, or discharge which makes specific reference to this Section 14-7.
14-8.            Copies and Facsimiles.  This Agreement and all documents which relate thereto, which have been or may be hereinafter furnished any of the Credit Parties may be reproduced by such Credit Party by any photographic, microfilm, xerographic, digital imaging, or other process, and the Credit Parties may destroy any document so reproduced.  Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business).  Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise shall be so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.
14-9.            New York Law.  This Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.
14-10.         Consent to Jurisdiction.
The Borrower agrees that any legal action, proceeding, case, or controversy against the Borrower with respect to any Loan Document may be brought in the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, as the Agent may elect in the Agent’s sole discretion.  By execution and delivery of this Agreement, the Borrower, for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the non-exclusive jurisdiction of the aforesaid courts.
(a)            The Borrower WAIVES personal service of any and all process upon it, and irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the Borrower at the Borrower’s address for notices as specified herein, such service to become effective ten (10) Business Days after such mailing.
(b)            The Borrower WAIVES any objection based on forum non conveniens and any objection to venue of any action or proceeding instituted in the aforesaid courts under any of the Loan Documents.
(c)            Nothing herein shall affect the right of the Agent to bring legal actions or proceedings in any other competent jurisdiction.
The Borrower agrees that any action commenced by the Borrower asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and that such Courts shall have exclusive jurisdiction with respect to any such action.

14-11.            Indemnification.  The Loan Parties shall indemnify, defend, and hold the Agent, each Lender and each other Credit Party and any employee, officer, or agent of the Agent, each Lender and other Credit Parties (each, an “Indemnified Person”) harmless of and from any claim brought or threatened against any Indemnified Person by the Borrower, any guarantor or endorser of the Liabilities, or any other Person (as well as from any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (but limited, in the case of legal fees and expenses, to one counsel to the Indemnified Persons taken as a whole, and, if necessary, one local counsel in each relevant jurisdiction and special counsel for each relevant specialty and, in the event of any actual or potential conflict of interest where such Indemnified Person affected by such conflict informs the Borrower of such conflict, one additional counsel in each relevant jurisdiction for each Indemnified Person subject to such conflict)) on account of the relationship of the Borrower or of any other guarantor or endorser of the Liabilities with the Agent, Lenders and other Credit Parties (each, an “Indemnified Claim”) other than any claim resulting from the gross negligence, bad faith, or willful misconduct of such Indemnified Person.  Each Indemnified Claim may be defended, compromised, settled, or pursued by the Indemnified Person with counsel of the Agent’s selection (and if such Indemnified Claim is brought by a Person other than the Loan Parties, any guarantor or endorser of the Liabilities or any Affiliate of the Loan Parties, after consultation with (but not approval of) the Loan Parties regarding the selection of such counsel), but at the expense of the Borrower, provided that any Indemnified Claim may not be settled without the consent of the Loan Parties (which shall not be unreasonably withheld or delayed) if as the result of any such settlement the Loan Parties will be obligated to make any payment (other than reimbursement of the reasonable costs and expenses of the Indemnified Person).  This indemnification shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Agent in favor of the Borrower or any other Loan Party, other than a termination, release, or discharge which makes specific reference to this Section 14-11.
14-12.         Rules of Construction.  The following rules of construction shall be applied in the interpretation, construction, and enforcement of this Agreement and of the other Loan Documents:
(a)            Words in the singular include the plural and words in the plural include the singular.
(b)            Titles, headings (indicated by being underlined or shown in SMALL CAPITALS) and any Table of Contents are solely for convenience of reference; do not constitute a part of the instrument in which included; and do not affect such instrument’s meaning, construction, or effect.
(c)            The words “includes” and “including” are not limiting.

(d)            Text which follows the words “including, without limitation” (or similar words) is illustrative and not limiting.
(e)            Except where the context otherwise requires or where the relevant subsections are joined by “or”, compliance with any Section or provision of any Loan Document which constitutes a warranty or covenant requires compliance with all subsections (if any) of that Section or provision.  Except where the context otherwise requires, compliance with any warranty or covenant of any Loan Document which includes subsections which are joined by “or” may be accomplished by compliance with any of such subsections.
(f)             Text which is shown in italics, shown in bold, shown IN ALL CAPITAL LETTERS, or in any combination of the foregoing, shall be deemed to be conspicuous.
(g)            The words “may not” are prohibitive and not permissive.
(h)            The word “or” is not exclusive.
(i)             Terms which are defined in one section of any Loan Document are used with such definition throughout the instrument in which so defined.
(j)             The symbol “$” refers to United States Dollars.
(k)            Unless limited by reference to a particular Section or provision, any reference to “herein”, “hereof”, or “within” is to the entire Loan Document in which such reference is made.
(l)             References to “this Agreement” or to any other Loan Document is to the subject instrument as amended to the date on which application of such reference is being made.
(m)           Except as otherwise specifically provided, all references to time are to Boston time.
(n)            In the determination of any notice, grace, or other period of time prescribed or allowed hereunder:
 (i)            Unless otherwise provided (A) the day of the act, event, or default from which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included unless such last day is not a Business Day, in which event the last day of the relevant period shall be the then next Business Day and (B) the period so computed shall end at 5:00 PM on the relevant Business Day.
 (ii)          The word “from” means “from and including”.
 (iii)        The words “to” and “until” each mean “to, but excluding”.
 (iv)        The word “through” means “to and including”.

(o)            References to “presently”, “currently”, and other similar expressions mean the Effective Date.
(p)            The term “upon the occurrence, and during the continuance, of an Event of Default”, “upon the occurrence, and during the continuance, of Default Interest Event” and any other similar term means, subject to the terms and conditions of the Agency Agreement, the occurrence of an Event of Default or a Default Interest Event which has not been (i) waived by the Agent, or (ii) resolved to the reasonable satisfaction of the Agent.  For purposes hereof, an Event of Default shall be deemed “resolved to the reasonable satisfaction of the Agent” if (A) the Agent has not theretofore exercised any of its rights and remedies on account of the existence of such Event of Default, and (B) the matter giving rise to such Event of Default has been fully remediated by the Borrower, provided, however, that (1) nothing contained herein shall furnish the Borrower with any additional cure periods beyond those set forth in Article 10, if any, prior to an event constituting an “Event of Default”, (2) notwithstanding the foregoing, any Event of Default under Article 7, or Sections 10-1, 10-2, 10-12, or 10-13 hereof may only be waived by the Agent and shall not ever be deemed “resolved to the reasonable satisfaction of the Agent”, and (3) the Borrower may not resolve any occurrences which constitute Events of Default to the reasonable satisfaction of the Agent on more than four (4) occasions in any fiscal year.
(q)            The Loan Documents shall be construed and interpreted in a harmonious manner and in keeping with the intentions set forth in Section 14-13 hereof, provided, however, in the event of any inconsistency between the provisions of this Agreement and any other Loan Document, the provisions of this Agreement shall govern and control.
14-13.         Intent.  It is intended that:
(a)            This Agreement take effect as a sealed instrument.
(b)            The security interests created by this Agreement secure all Liabilities, whether now existing or hereafter arising.
(c)            Unless otherwise explicitly provided herein, the consent of the Agent or any Lender to any action of the Borrower which is prohibited unless such consent is given may be given or refused by the Agent and Lenders in their reasonable discretion.
14-14.         Right of Set‑Off.  Any and all deposits (other than Trust Deposit Accounts) or other sums at any time credited by or due to the Borrower from the Agent, any Lender, or any participant (a “Participant”) in the credit facility contemplated hereby or any from any Affiliate of the Agent, any Lender, or any Participant and any cash, securities, instruments or other property of the Borrower in the possession of the Agent, any Lender, any Participant or any such Affiliate, whether for safekeeping or otherwise (regardless of the reason such Person had received the same) shall at all times constitute security for all Liabilities and for any and all obligations of the Borrower to the Agent, any Lender or any Participant or any such Affiliate and may be applied or set off against the Liabilities and against such obligations at any time, whether or not such are then due and whether or not other collateral is then available to the Agent, any Lender or any Participant or any such Affiliate.

14-15.         Maximum Interest Rate.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans, as applicable, or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Agent or Lenders exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Requirements of Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Liabilities hereunder.
14-16.         Waivers.
(a)            The Borrower (and all guarantors, endorsers, and sureties of the Liabilities) make each of the waivers included in Section 14-16(b), below, knowingly, voluntarily, and intentionally, and understands that the Agent and Lenders, in entering into the financial arrangements contemplated hereby and in providing loans and other financial accommodations to or for the account of the Borrower as provided herein, whether not or in the future, are relying on such waivers.
(b)            THE BORROWER, AND EACH SUCH GUARANTOR, ENDORSER, AND SURETY RESPECTIVELY WAIVES THE FOLLOWING:
 (i)            Except as otherwise specifically required hereby, and to the extent permissible under applicable Requirements of Law, notice of non‑payment, demand, presentment, protest and all forms of demand and notice, both with respect to the Liabilities and the Collateral.
 (ii)            Except as otherwise specifically required hereby, and to the extent permissible under applicable Requirements of Law, the right to notice and/or hearing prior to the Agent’s exercising of the Agent’s rights upon default.
 (iii)            THE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE AGENT OR ANY LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE AGENT OR ANY LENDER OR IN WHICH THE AGENT OR ANY LENDER IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN THE BORROWER OR ANY OTHER PERSON AND THE AGENT OR ANY LENDER (AND THE AGENT AND LENDERS LIKEWISE WAIVE THEIR RIGHT TO A JURY IN ANY TRIAL OF ANY SUCH CASE OR CONTROVERSY).
 (iv)            Except to the extent that such may not be waived under applicable Requirements of Law, the benefits or availability of any stay, limitation, hindrance, delay, or restriction with respect to any action which the Agent or any Lender may or may become entitled to take hereunder.

 (v)            Any defense, counterclaim, set‑off, recoupment, or other basis on which the amount of any Liability, as stated on the books and records of the Agent or any Lender, could be reduced or claimed to be paid otherwise than in accordance with the tenor of and written terms of such Liability.
 (vi)            Any claim against the Agent or any Lender to consequential, special, or punitive damages.
14-17.         Confidentiality.  The Credit Parties shall keep, and shall cause their respective officers, directors, employees, affiliates and attorneys to keep, all financial statements, reports and other proprietary information furnished to them by the Borrower, the Guarantor or their respective Affiliates (hereinafter collectively, the “Information”) confidential and shall not disclose such Information, or cause such Information to be disclosed, to any Person, provided, however, that (i) the Information may be disclosed to any Credit Party’s officers, directors, employees, affiliates, attorneys and other advisors as need to know the Information in connection with the Agent’s or Lenders’ administration of the Liabilities; (ii) the Information may be disclosed to any regulatory or other governmental authorities having jurisdiction over the Agent and Lenders as required in connection with the exercise of their regulatory activity; (iii) the Information may be disclosed to any prospective assignee or participant, who has agreed to be bound by the provisions of this Section 14-17; (iv) the Information may be disclosed in connection with the enforcement of the Liabilities by the Agent or any Lender to the extent required in connection therewith; and (v) the Information may otherwise be disclosed to the extent required by law.  Notwithstanding anything herein to the contrary, “Information” shall not include, and each Credit Party (and each employee, representative, or other agent of the Agent and each Lender) may disclose to any and all Persons without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including options or other tax analyses) that are provided to any Credit Party (and each employee, representative, or other agent of any Credit Party) relating to such tax treatment and tax structure; provided, that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Term Loans and other transactions contemplated hereby.
14-18.         Press Releases.  Once the Borrower has filed this Agreement with the Securities and Exchange Commission and disseminated a corresponding press release regarding this Agreement, then Borrower consents to the publication by the Agent and/or Lender of advertising material relating to the financing transactions contemplated by this Agreement using the Borrower’s name, product photographs, logo or trademark.  The Agent and/or Lender shall provide a draft reasonably in advance of any advertising material to the Borrower for review and comment prior to the publication thereof.  Subject to the conditions contained in this Section 14-18, the Agent and Lender reserve the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

14-19.         No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, the Loan Parties acknowledge and agree that:  (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Party, on the one hand, and the Agent and Lenders, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Agent and Lenders are and have been acting solely as principals and are not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) the Agent and Lenders have not assumed and will not assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Agent and Lenders have advised or are currently advising the Loan Parties or any of their respective Affiliates on other matters) and the Agent and Lenders have no any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Agent, any Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and the Agent and Lenders have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Agent and Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agent and any Lender with respect to any breach or alleged breach of agency or fiduciary duty.
14-20.         Intentionally Omitted.
14-21.         USA PATRIOT Act Notice.  The Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub.  L.  107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each such Person and other information that will allow the Agent and each Lender to identify the Loan Parties in accordance with the Patriot Act.  Each of the Loan Parties is in compliance, in all material respects, with the Patriot Act.  No part of the proceeds of the Term Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

14-22.         Foreign Asset Control Regulations.  Neither the advance of the Term Loans, nor the use of the proceeds of any thereof, will violate the Trading With the Enemy Act (50 U.S.C.  § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed.  Reg.  49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).  Furthermore, none of the Loan Parties or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.
14-23.         Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and to make payments hereunder are several and not joint.  The failure of any Lender to make any Term Loan or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan or to make its payment hereunder.
14-24.         Intercreditor Agreement.  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document:  (a) the Liens granted to Agent in favor of each member of the Lenders pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the Intercreditor Agreement, (b) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of the Intercreditor Agreement, on the other hand, the terms and provisions of the Intercreditor Agreement shall control, and (c) each Lender authorizes Agent to execute the Intercreditor Agreement on behalf of such Lender, and such Lender agrees to be bound by the terms thereof.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date above first written.  This Agreement shall take effect as a sealed instrument.
BORROWER:	AEROPOSTALE, INC., as “Borrower”

	By:	/s/ Marc Miller
Name: Marc Miller
Title: Chief Financial Officer
GUARANTORS:	AEROPOSTALE WEST, INC
JIMMY’Z SURF CO., LLC
AERO GC MANAGEMENT LLC
AEROPOSTALE PROCUREMENT COMPANY, INC.
AEROPOSTALE LICENSING, INC.
P.S. FROM AEROPOSTALE, INC.,
GOJANE LLC,
each as a “Guarantor”

	By:	/s/ Marc Miller
Name: Marc Miller
Title: Chief Financial Officer

[Signature Page to Loan and Security Agreement]

AERO INVESTORS LLC,
as “Agent” and a “Tranche A Term Lender”

By:	/s/ Stefan Kaluzny
Name: Stefan Kaluzny
Title: CEO and President

[Signature Page to Loan and Security Agreement]

TSAM HOLDINGS, LIMITED
as a “Tranche B Term Lender”

By:	/s/ James Schwartz
Name: James Schwartz
Title: President and CEO

[Signature Page to Loan and Security Agreement]